As filed with the Securities and Exchange Commission on September 25, 2025

Registration No. 333-289965

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

ON FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Signing Day Sports, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7389	87-2792157
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

(480) 220-6814

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Nelson, Chief Executive Officer

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

(480) 220-6814

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to Form S-3 on Form S-1 is being filed to convert the registration statement on Form S-3 filed by Signing Day Sports, Inc. on August 29, 2025 (Registration No. 333-289965) (the “Registration Statement”) into a registration statement on Form S-1, and to make certain other changes and updates to the information included in the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED SEPTEMBER 25, 2025

PROSPECTUS

Up to 1,297,322 Shares of Common Stock

Signing Day Sports, Inc.

This prospectus relates to the offer and sale from time to time by Helena Global Investment Opportunities 1 Ltd., a Cayman Islands company (the “Selling Stockholder”), of up to 1,297,322 shares of common stock (“common stock”) of Signing Day Sports, Inc., a Delaware corporation (“we,” “us,” “our,” the “Company,” or “Signing Day Sports”), that have been or that may be issued by us to the Selling Stockholder pursuant to that certain Purchase Agreement (the “Purchase Agreement”), dated as of July 21, 2025, by and between the Company and the Selling Stockholder, without regard to any applicable limitations or restrictions. Such shares of common stock include (i) up to 1,247,322 shares of common stock that we may elect to sell to the Selling Stockholder, in our sole discretion, from time to time during the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, and (ii) 50,000 shares of common stock that we issued to the Selling Stockholder as consideration for its commitment to purchase shares of common stock pursuant to the Purchase Agreement (“Commitment Fee Shares”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholder. However, we may receive up to $10,000,000 aggregate gross proceeds under the Purchase Agreement from sales of shares of common stock that we may elect to make to the Selling Stockholder pursuant to the Purchase Agreement. See “The Purchase Agreement” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding the Selling Stockholder.

The Selling Stockholder may sell or otherwise dispose of its shares of common stock in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of shares of common stock pursuant to this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses of registering the resale of the shares of common stock offered by this prospectus, but all selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder. The Selling Stockholder may sell the shares of common stock offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution”. The prices at which the Selling Stockholder may sell shares will be determined by the prevailing market price for the common stock or in negotiated transactions.

Our shares of common stock are listed on the NYSE American LLC (“NYSE American”) under the symbol “SGN”. On September 24, 2025, the last reported sale price of our common stock on the NYSE American was $1.93 per share.

Unless otherwise noted, the share and per share information in this prospectus have been adjusted to give effect to the one-for-five (1-for-5) reverse stock split of the outstanding common stock which became effective on April 14, 2023 (the “April 2023 Reverse Stock Split”) and the one-for-forty-eight (1-for-48) reverse stock split of the outstanding common stock which became effective on November 16, 2024 (the “November 2024 Reverse Stock Split”).

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Risk Factors – Risks Related to Signing Day Sports Common Stock and Securities Convertible into Signing Day Sports Common Stock – We are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.” in Exhibit 99.1 to the Current Report on Form 8-K/A that was filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 25, 2025 (the “September 2025 Current Report”), which is incorporated by reference into this prospectus.

Investing in our securities is highly speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 5 of this prospectus, in any applicable prospectus supplement and as described in certain of the documents we may incorporate by reference herein, for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2025.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC to register the securities described in this prospectus for resale by the Selling Stockholder who may, from time to time, sell the securities described in this prospectus.

We may file one or more prospectus supplements, or, if appropriate, post-effective amendments, to accompany this prospectus to add, update or change information contained in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, you should rely on the information in the accompanying prospectus supplement or post-effective amendment. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to the offering. You should read both this prospectus and the accompanying prospectus supplement or post-effective amendment, if any, and any free writing prospectus together with the additional information described under “Where You Can Find More Information; Documents Incorporated by Reference”. You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” herein, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus, and under similar headings in any other documents that are incorporated by reference into this prospectus, and the accompanying prospectus supplement or post-effective amendment, if any, and any related free writing prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information; Documents Incorporated by Reference”.

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement or post-effective amendment or free-writing prospectus we may authorize to be delivered or made available to you. Neither we nor the Selling Stockholder have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus and any free writing prospectus we have prepared. We and the Selling Stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Offers to sell, and solicitations of offers to buy, shares of our common stock are being made only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing in this prospectus and in the documents we file with the SEC that are incorporated by reference into this prospectus.

For investors outside of the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

In this prospectus, unless the context indicates otherwise, “we,” “us,” “our,” “Signing Day Sports,” “the Company,” “our company” and similar references refer to the operations of Signing Day Sports, Inc., a Delaware corporation.

Trademarks, Trade Names and Service Marks

We use various trademarks, trade names and service marks in our business. For convenience, we may not include the “℠”, “®” or “™” status symbols for these marks, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent allowed by law. Any other trademarks, trade names or service marks referred to in this prospectus are the property of their respective owners.

Industry and Market Data

We are responsible for the information contained in or incorporated by reference into this prospectus. This prospectus includes or incorporates by reference industry and market data that we obtained from periodic industry publications, third-party studies and surveys, filings of public companies in our industry or internal company surveys. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on historical market data, and there is no assurance that any of the forecasts or projected amounts will be achieved. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. The market and industry data used in or incorporated by reference into this prospectus involve risks and uncertainties that are subject to change based on various factors, including those discussed in or incorporated by reference into the section titled “Risk Factors”, any applicable prospectus supplement, and the documents incorporated by reference herein. These and other factors could cause results to differ materially from those expressed in, or implied by, the estimates made by independent parties and by us. Furthermore, we cannot assure you that a third party using different methods to assemble, analyze or compute industry and market data would obtain the same results.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus and any applicable prospectus supplement and the other documents incorporated by reference into this prospectus. You should carefully read the entire prospectus and the other documents incorporated by reference into this prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, any applicable prospectus supplement, and documents referred to in “Where You Can Find More Information; Documents Incorporated by Reference”, before making an investment decision. Some of the statements in this prospectus and the other documents incorporated by reference into this prospectus are forward-looking statements. See the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Unless otherwise noted, the share and per share information in this prospectus reflects the April 2023 Reverse Stock Split and the November 2024 Reverse Stock Split as if each had occurred at the beginning of the earliest period presented.

Our Company

Overview

We are a technology company developing and operating a platform to give significantly more student-athletes the opportunity to go to college and continue playing sports. Our platform, Signing Day Sports, is a digital ecosystem to help student-athletes get discovered and recruited by coaches and recruiters across the country. We fully support football, baseball, softball, and men’s and women’s soccer. Each sport is led by former professional athletes and coaches who know what it takes to get to the big leagues.

Signing Day Sports launched in 2019. During the first six months of 2025, 3,501 aspiring high school athletes and groups throughout the United States subscribed to the Signing Day Sports platform. Colleges in the National Collegiate Athletic Association (NCAA) Division I, Division II, and Division III, and the National Association of Intercollegiate Athletics (NAIA), have utilized our platform for recruitment purposes.

We founded Signing Day Sports to reinvent the high school and college sports recruiting process for the digital era. When we started the Company, recruiting was still being done largely as it had been done since before the mass availability of Internet-connected devices and was still limited by that model. We believe that we identified the flaws in the recruiting process and the unique opportunity it presented for us to become a solution provider in the industry. We developed and operated our platform with the objective of optimizing and enhancing the sports recruitment process across all sizes of colleges and athletic departments.

Our ability to leverage modern technologies to bring coaches and student-athletes together in a mutually beneficial ecosystem has shown significant benefits for both sides of the student-athlete recruitment process. Parents and student-athletes can use the platform to understand and provide what recruiters want to see, seek and gain offers of better athletic scholarships or other financial aid packages, and maximize the potential of a student-athlete’s career. Recruiters can use our comprehensive recruitment application to obtain video verification of key attribute data and narrow down their search with a highly optimized search engine and student-athlete screening process.

In short, we offer a comprehensive solution that services the needs of all participants in the sports recruitment process. Our goal is to change the way sports recruitment is done for the betterment of everyone.

Our Historical Performance

The Company’s management has expressed substantial doubt as to the Company’s ability to continue as a going concern. We have incurred losses for each period from our inception and have accumulated a significant deficit. For the six months ended June 30, 2025 and 2024, our net loss was approximately $2.2 million and approximately $3.8 million, respectively, and our net cash used in operating activities was approximately $3.7 million and approximately $3.0 million, respectively. For the fiscal years ended December 31, 2024 and 2023, our net loss was approximately $8.7 million and approximately $5.5 million, respectively, and our cash used in operating activities was approximately $3.1 million and approximately $4.8 million, respectively. As of June 30, 2025 and December 31, 2024, we had an accumulated deficit of approximately $27.9 million and approximately $25.7 million, respectively. As of June 30, 2025, we had total current liabilities of approximately $1.1 million, compared to approximately $0.7 million in cash and cash equivalents.

As a result of our critical financial condition, we are actively seeking multiple means to raise funds, primarily to pay off existing indebtedness and accounts payable to avoid loan defaults, lawsuits, bankruptcy, and liquidation, rather than for growth or expansion. If we are successful in these regards, we believe that we will be able to fund our planned operations and growth until June 30, 2026 and for at least 12 months beyond that period in order to transition to profitable operations and finance operations primarily from profits. Such acquisition and funding, if obtained, is expected to mitigate the factors which raise substantial doubt about the Company’s ability to continue as a going concern. However, there can be no assurance that the Company will be successful in these regards, or that its financial resources will be sufficient to remain in operation or that necessary financing will be available on satisfactory terms, if at all. The Company may be forced to significantly reduce its spending, delay or cancel its planned activities, sell off substantial assets, or substantially change its business plans or corporate or capital structure. There can also be no assurance that the Company will ever succeed in generating sufficient revenues to continue its operations as a going concern. For further discussion, see “Risk Factors - Risks Related to Signing Day Sports – We will need to obtain additional funding to continue operations. If we fail to obtain the necessary financing or fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations and be forced to significantly delay, scale back or discontinue our operations or explore other strategies.” in Exhibit 99.1 to the September 2025 Current Report.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

●	present three years, and may instead present only two years, of audited financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this report;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	comply with certain greenhouse gas emissions disclosure and related third-party assurance requirements;

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1,235,000,000, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions and accommodations available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including as to: (i) the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (ii) scaled executive compensation disclosures; (iii) presenting three years of audited financial statements; and (iv) compliance with certain greenhouse gas emissions disclosure and related third-party assurance requirements.

Corporate Information

Our principal executive offices are located at 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255 and our telephone number is (480) 220-6814. We maintain a website at https://www.signingdaysports.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

Retrospective Presentation of April 2023 Reverse Stock Split and November 2024 Reverse Stock Split

Except as otherwise indicated, all references to our common stock, share data, per share data and related information has been adjusted for the April 2023 Reverse Stock Split and November 2024 Reverse Stock Split as if each had occurred at the beginning of the earliest period presented.

The Offering

Common stock offered by the Selling Stockholder:

Up to 1,297,322 shares of common stock, consisting of:

●     up to 1,247,322 shares of common stock that we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, in our sole discretion, from time to time during the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, without regard to any applicable limitations or restrictions; and

●   50,000 Commitment Fee Shares that we issued to the Selling Stockholder as consideration for its commitment to purchase shares of common stock at our election under the Purchase Agreement.

Selling Stockholder	Helena Global Investment Opportunities 1 Ltd.

Shares of common stock outstanding (as of September 24, 2025)	3,947,781

Shares of common stock outstanding after giving effect to the issuance of the shares registered hereunder	5,195,103

Use of Proceeds:	We will not receive any proceeds from the sales of outstanding common stock by the Selling Stockholder. We have not received, and will not receive, any cash proceeds from the issuance of the Commitment Fee Shares. We may receive up to $10,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of shares of common stock that we may elect to issue and sell to the Selling Stockholder, in our sole discretion, from time to time during the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement. See “Use of Proceeds” on page 14 of this prospectus.

Risk Factors:	Investing in our common stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 5 of this prospectus, and in the “Risk Factors” section in any applicable prospectus supplement and any document incorporated by reference herein, before deciding to invest in our common stock.

Trading market and symbol:	Our common stock is listed on the NYSE American under the symbol “SGN”.

(1)	The number of shares of common stock outstanding is based on 3,947,781 shares of common stock outstanding as of September 24, 2025, and excludes the following securities as of such date:

●	20,306 shares of common stock issuable upon the exercise of warrants;

●	6,024 shares of common stock issuable upon the exercise of stock options; and

●	413 shares of common stock reserved for issuance under the Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan (as amended, the “Plan”) exclusive of shares of common stock issuable upon the exercise of stock options or subject to vesting requirements under restricted stock award agreements.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, the applicable prospectus supplement, and the information set forth in Exhibit 99.1 to the September 2025 Current Report, which is incorporated herein by reference except to the extent that the risk factors stated therein are amended, restated and updated hereby, and in other filings we make with the SEC, before purchasing our common stock. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus and in the reports incorporated herein by reference, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Note Regarding Forward-Looking Statements”.

Risks Related to This Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales.

On July 21, 2025, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which, upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, the Selling Stockholder has committed to purchase, at our direction in our sole discretion, up to an aggregate of $10,000,000 of shares of common stock, from time to time during the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement. Sales of shares of common stock by the Company to the Selling Stockholder under the Purchase Agreement, if any, may occur, from time to time at our sole discretion, over the period commencing upon the date of the initial satisfaction or waiver of all conditions to the Selling Stockholder’s purchase obligations set forth in the Purchase Agreement, including that the initial registration statement we are required to file with the SEC pursuant to the Purchase Agreement, which is the registration statement of which this prospectus forms a part, is declared effective by the SEC, and ending upon the termination of the Purchase Agreement automatically in accordance with its terms or earlier under its terms.

We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. Because the purchase price per share to be paid by the Selling Stockholder for shares of common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of the common stock during the applicable period for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement, if any.

Our ability to sell the maximum number of shares permitted to be sold under the Purchase Agreement to the Selling Stockholder may be limited by its terms and conditions.

Although the Purchase Agreement provides that we may sell up to an aggregate of $10,000,000 of shares of common stock to the Selling Stockholder, only 1,297,322 shares of common stock are being registered for resale by the Selling Stockholder under the registration statement of which this prospectus forms a part, which include both 1,247,322 shares of common stock that we may elect to sell to the Selling Stockholder, in our sole discretion, from time to time during the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, and the 50,000 Commitment Fee Shares that we issued to the Selling Stockholder as consideration for its commitment to purchase shares of common stock pursuant to the Purchase Agreement. Depending on market conditions, including the daily trading volume and market prices of the common stock, if we elect to sell to the Selling Stockholder only the 1,247,322 shares of common stock that we may elect to sell to the Selling Stockholder, in our sole discretion, from time to time during the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, that are registered for resale by the registration statement of which this prospectus forms a part, the actual gross proceeds from the sale of all such shares may be substantially less than the $10,000,000 available to us under the Purchase Agreement. Additional sales beyond such 1,247,322 shares of common stock under the Purchase Agreement may require us to file one or more additional registration statements, and such registration statements would be required to be declared effective by the SEC.

Moreover, we may also not issue or sell any shares of common stock to the Selling Stockholder under the Purchase Agreement under any of the following other restrictions: (1) when aggregated with all other shares of common stock then beneficially owned by the Selling Stockholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act, and Rule 13d-3 promulgated thereunder), such sale and issuance would result in the Selling Stockholder beneficially owning more than the 4.99% of the then issued and outstanding shares of common stock; or (2) the purchase and sale of an aggregate number of shares of common stock that would exceed 19.99% of the outstanding shares of common stock as of the date of the Purchase Agreement, or 779,166 shares of common stock, inclusive of the 50,000 Commitment Fee Shares, except if the Company obtains the requisite stockholder approval for issuances in excess of such amount.

These requirements and limitations could materially adversely affect the ability of the Company to generate gross proceeds provided for under the Purchase Agreement.

The sale and issuance of shares of common stock to the Selling Stockholder may cause dilution to our existing stockholders, and the sale of the shares of common stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our shares of common stock to fall.

The purchase price for the shares of common stock that we have sold or may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the price of our shares of common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our shares of common stock to fall.

If and when we elect to sell shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement and after the Selling Stockholder has acquired such shares, the Selling Stockholder may also resell all, some or none of the shares at any time or from time to time in its discretion and at different prices. Therefore, sales by the Selling Stockholder of the Commitment Fee Shares and sales to the Selling Stockholder by us of the shares available for resale by the Selling Stockholder could result in substantial dilution to the interests of other holders of our shares of common stock. Additionally, the sale of a substantial number of shares of common stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling Stockholder may sell the shares being offered by means of this prospectus at different times and at different prices.

The Selling Stockholder will pay less than the then-prevailing market price for the common stock, which could cause the price of the common stock to decline.

The purchase price of the common stock sold to the Selling Stockholder under the Purchase Agreement will be based on either a 2% discount or 5% discount from the applicable VWAP (as defined in the Purchase Agreement). As a result of the pricing structure, the Selling Stockholder may sell the common stock it receives immediately after receipt of such shares, which could cause the price of our common stock to decline.

Our management team will have broad discretion over the use of the net proceeds from our sale of common stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to the Selling Stockholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, investors will be relying on the judgment of our management team with regard to the use of those net proceeds, and investors will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any prospectus supplement or documents incorporated by reference herein or therein may contain, forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the section “Prospectus Summary” in this prospectus; under Part I. Item 1. “Business” and Part II. Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on April 11, 2025, as amended by Amendment No. 1 on Form 10-K/A filed on August 6, 2025 (the “2024 Form 10-K”); and Part 1. Financial Information. Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2025 filed with the SEC on August 12, 2025, and Exhibit 99.4 to the September 2025 Current Report, and may be contained in or incorporated by reference into our prospectus supplements or future SEC reports. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	the expected benefits of and potential value created by the Business Combination (as defined in the September 2025 Current Report) for the Signing Day Sports Stockholders (as defined in the September 2025 Current Report) and the One Blockchain Securityholders (as defined in the September 2025 Current Report);

●	likelihood of the satisfaction of certain conditions to the completion of the Business Combination and whether and when the Business Combination will be consummated;

●	the ability to obtain and/or maintain the listing of the securities of BlockchAIn (as defined in the September 2025 Current Report) on the NYSE American following the Business Combination;

●	Signing Day Sports’ ability to control and correctly estimate its operating expenses and its expenses associated with the Business Combination;

●	anticipated favorable impacts from strategic changes to Signing Day Sports’ business on Signing Day Sports’ net sales, revenues, income from continuing operations, or other results of operations;

●	Signing Day Sports’ expected ability to comply with user data privacy laws and other legal requirements;

●	anticipated legal and regulatory requirements and Signing Day Sports’ ability to comply with such requirements;

●	Signing Day Sports’ expected ability to attract and retain key personnel to manage its business effectively;

●	the price and volatility of Bitcoin and other cryptocurrencies;

●	One Blockchain’s ability to begin or complete any project that is “in the pipeline,” contracted or negotiated but not yet under active construction;

●	One Blockchain’s ability to make effective judgments regarding pricing strategy and resource allocation;

●	One Blockchain’s ability to control electricity costs;

●	the risk that one or more of One Blockchain’s customers may experience financial distress or bankruptcy, which could result in reduced revenue, uncollectible accounts receivable, or disruptions to One Blockchain’s operations;

●	regulatory changes or actions that may restrict the use of cryptocurrencies or the operation of cryptocurrency networks in a manner that may require One Blockchain’s to cease certain or all operations;

●	the risks to One Blockchain’s business of earthquakes, fires, floods, and other natural catastrophic events and interruptions by man-made issues such as strikes and terrorist attacks;

●	unexpected costs or expenses to One Blockchain’s business;

●	One Blockchain’s expectations regarding its cash runway or use of its cash; and

●	general economic and business conditions in One Blockchain’s market.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus, in Exhibit 99.1 to the September 2025 Current Report, the other documents incorporated by reference herein and under a similar heading in any applicable prospectus supplement, and the risks detailed from time to time in our future SEC reports or registration statements. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus and any applicable prospectus supplement and documents incorporated by reference herein relate only to events or information as of the date they are made. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

THE PURCHASE AGREEMENT

General

On July 21, 2025, the Company entered into the Purchase Agreement with the Selling Stockholder. Under the Purchase Agreement, the Company has the right, in its sole discretion, to direct the Selling Stockholder to purchase up to $10,000,000 million in shares of common stock, from time to time during the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement.

Pursuant to the Purchase Agreement, the Company was required to file a registration statement with the SEC, which is the registration statement of which this prospectus forms a part. The registration statement was required to register the resale of common stock and any securities issued or issuable to the Selling Stockholder from time to time under the Purchase Agreement within 30 calendar days of the date of the Purchase Agreement, and to be declared effective by the SEC within 90 calendar days of the date of the Purchase Agreement. Under a Limited Waiver Agreement, dated as of August 18, 2025, between the Company and the Selling Stockholder, the Selling Stockholder waived the filing deadline of such registration statement, provided that such registration statement has been filed by September 3, 2025. The Company must also file one or more additional registration statements for the resale of the shares of securities issued to the Selling Stockholder pursuant to the Purchase Agreement if necessary.

During the term of the Purchase Agreement and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, we will control the timing and amount of any sales of our common stock to the Selling Stockholder. Actual sales of our common stock to the Selling Stockholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our common stock, and determinations by us as to the appropriate sources of funding for our business and operations. The net proceeds that we may receive under the Purchase Agreement, if any, cannot be determined at this time, since it will depend on the frequency and prices at which we sell shares to the Selling Stockholder, and our ability to meet the conditions of the Purchase Agreement and the other limitations, terms and conditions of the Purchase Agreement, which are summarized below. We expect that any proceeds received by us from such sales to the Selling Stockholder, if any, will be used for working capital and general corporate purposes.

The number of shares of our common stock ultimately offered for resale by the Selling Stockholder through this prospectus is dependent upon the number of shares of common stock, if any, we elect to sell to the Selling Stockholder under the Purchase Agreement. The issuance of our shares of common stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of common stock that our existing stockholders own will not decrease, the common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding common stock after any such issuance.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties.

Purchase of Common Stock Under the Purchase Agreement

During the term of the Purchase Agreement, and upon the terms and subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, the Company may direct the Selling Stockholder to purchase a certain portion of the maximum of $10,000,000 aggregate gross proceeds under the Purchase Agreement (an “Advance”) by delivering a notice (“Advance Notice”) to the Selling Stockholder. The Company shall, in its sole discretion, select the amount of the Advance requested by the Company in each Advance Notice. However, each requested Advance may not exceed the lesser of (i) 100% of the average of the Daily Value Traded (as defined below) of the common stock over the ten trading days immediately preceding an Advance Notice, or (ii) $5,000,000, subject to modification by the parties’ mutual prior written consent. “Daily Value Traded” is defined as the product obtained by multiplying the daily trading volume of the common stock on the NYSE American or other principal trading exchange for the common stock during regular trading hours as reported by Bloomberg L.P., by the VWAP (as defined in the Purchase Agreement) for such trading day.

If no Advance Notice is pending settlement at the time that the Company issues an Advance Notice, then the purchase price per share to be paid by the Selling Stockholder for the Advance will be 98% of the lowest daily VWAP of the common stock during the Pricing Period. The “Pricing Period” is defined as the three trading days commencing on the date of the Selling Stockholder’s receipt of the shares of common stock relating to such Advance Notice. If an Advance Notice is pending settlement at the time that the Company issues an additional Advance Notice, then the purchase price to be paid by the Selling Stockholder for the shares of common stock relating to such Advance Notice will be 95% of the VWAP of the common stock on the same trading day that the additional Advance Notice is received by the Selling Stockholder, or the next trading day in the event the Advance Notice is received after 8:30 a.m. Eastern Time subject to the mutual written consent of the Company and the Selling Stockholder. No additional Advance Notices may be issued if more than one Advance Notice is pending settlement.

Term of Purchase Agreement

The term of the Purchase Agreement began on the date of execution and will end automatically on the earlier of (i) the first day of the month following the 36-month anniversary of the date of the Purchase Agreement, or (ii) the date on which the Selling Stockholder shall have made aggregate payments for Advances equal to $10,000,000. The Purchase Agreement may be terminated sooner either by the Company upon five trading days’ prior written notice to the Selling Stockholder, provided that there are no outstanding Advance Notices and the Company has paid all amounts owed to the Selling Stockholder pursuant to the Purchase Agreement, including the Commitment Fee Shares, or by mutual written consent.

Fees

In consideration for the Selling Stockholder’s execution and delivery of the Purchase Agreement, the Company issued the 50,000 Commitment Fee Shares to the Selling Stockholder, having an aggregate value of $97,000 as of July 21, 2025, within one business day of the date of the authorization of such issuance by the NYSE American. The Commitment Fee Shares will be deemed fully earned on the date of the Purchase Agreement. In addition, the Company will be responsible for up to $25,000 of the Selling Stockholder’s customary due diligence and legal fees in connection with the Purchase Agreement.

Pursuant to a Placement Agency Agreement, dated as of July 21, 2025 (the “Placement Agency Agreement”), between the Company and Maxim Group LLC (“Maxim Group”), Maxim Group is serving as the exclusive placement agent for the Company in connection with the transactions contemplated by the Purchase Agreement. Pursuant to the Placement Agency Agreement, the Company will pay Maxim Group a cash fee equal to 3.5% of the gross proceeds received by the Company pursuant to the Purchase Agreement. In addition, the Company shall reimburse Maxim Group for all travel and other out-of-pocket expenses incurred, including the reasonable fees, costs and disbursements of its legal counsel, in an amount not to exceed an aggregate of $50,000, provided that such limit shall be $25,000 in aggregate in the event that the Placement Agency Agreement is terminated prior to consummation of the transactions contemplated by the Purchase Agreement.

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to the Selling Stockholder under the Purchase Agreement is subject to the satisfaction or waiver of certain conditions, all of which are entirely outside of the Selling Stockholder’s control, including the following:

●	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

●	the effectiveness of the registration statement that includes this prospectus (and any one or more additional registration statements to be filed with the SEC that register shares of common stock that may be issued and sole by us to the Selling Stockholder under the Purchase Agreement);

●	us having obtained all required permits and qualifications for the offer and sale of all the common stock issuable pursuant to such Advance Notice;

●	no Material Outside Event (as defined in the Purchase Agreement) or Material Adverse Effect (as defined in the Purchase Agreement) has occurred or is continuing;

●	us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;

●	the absence of any statute, rule, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or directly, materially and adversely affects any of the transactions contemplated by the Purchase Agreement;

●	the common stock must be quoted for trading on the NYSE American or other principal trading exchange for the common stock; all of the shares issuable pursuant to such Advance Notice must be listed or quoted for trading on the NYSE American or other principal trading exchange for the common stock; and the Company must not have received any written notice that is then still pending threatening the continued quotation of the common stock on the NYSE American or other principal trading exchange for the common stock;

●	there must be a sufficient number of authorized but unissued and otherwise unreserved shares of common stock for the issuance of all the shares of common stock issuable pursuant to such Advance Notice;

●	the representations contained in the applicable Advance Notice must be true and correct in all material respects;

●	the completion of any prior Advances except with respect to the immediately preceding Advance Notice;

●	the absence of any breach of any of the Company’s representations or warranties in any material respect, or any covenant or other term or condition in any material respect, except in the case of a breach of a covenant which is reasonably curable, if such breach continues for a period of at least three (3) consecutive business days;

●	no proceeding against the Company pursuant to or within the meaning of any bankruptcy law has been commenced and has not been dismissed;

●	the Company is not at any time insolvent, and, pursuant to or within the meaning of any bankruptcy law does not, (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property, (iv) make a general assignment for the benefit of its creditors, or (v) is generally unable to pay its debts as the same become due;

●	a court of competent jurisdiction does not (i) enter an order or decree under any bankruptcy law that is for relief against the Company in an involuntary case, (ii) appoint a custodian of the Company for all or substantially all of its property, or (iii) order the liquidation of the Company; and

●	the common stock must have been approved by the Selling Stockholder’s prime broker or designated clearing firm for deposit to its account with the Depository Trust Company system.

No Short-Selling or Hedging by Selling Stockholder

During the term of the Purchase Agreement, neither the Selling Stockholder or any of its agents, representatives and affiliates may in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the common stock (excluding transactions properly marked “short exempt”) or (ii) hedging transaction, which establishes a net short position with respect to the common stock during any time prior to the termination of the Purchase Agreement.

Limitations on Sales

Each Advance is subject to the following limitations: (1) The Company may not conduct a sale under the Purchase Agreement to the extent that the effect would be the purchase and sale of an aggregate number of shares of common stock that would exceed 19.99% of the outstanding shares of common stock as of the date of the Purchase Agreement, until the Company obtains the requisite stockholder approval for issuances in excess of such amount (the “Exchange Cap”); (2) no Advance may cause the aggregate number of shares of common stock beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act by the Selling Stockholder and its affiliates as a result of previous issuances and sales of shares of common stock to the Selling Stockholder under the Purchase Agreement to exceed 4.99% of the then issued and outstanding shares of common stock (the “Beneficial Ownership Limitation”); and (3) no Advance may be in excess of the number of shares of common stock covered by an effective registration statement.

Prohibitions on Variable Rate Transactions

The Purchase Agreement prohibits the Company from effecting or entering into an agreement to effect any issuance by the Company of common stock or securities entitling the holder to acquire common stock involving specified “Variable Rate Transactions” (as defined in the Purchase Agreement) during the term of the Purchase Agreement from the date of the Purchase Agreement until the earlier of (i) 12 months after the effective date of the registration statement of which this prospectus forms a part or (ii) two months after any termination of the Purchase Agreement. Such transactions include the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of the common stock after the date of issuance, or the conversion or exercise price of which is subject to being reset at some future date after the initial issuance; or the issuance of securities either at a price that is subject to being reset at some future date after the initial issuance, or that is subject to or contains any put, call, redemption, buy-back, price-reset or other similar provision or mechanism (including, without limitation, a “Black-Scholes” put or call right) that provides for the issuance of additional equity securities of the Company or the payment of cash by the Company; or our entering into any agreement, including, but not limited to, an “equity line” (that is not an Exempt Issuance (as defined in the Purchase Agreement)) or other continuous offering or similar offering of common stock and certain common stock equivalents at a future determined price. An at-the-market offering will not be deemed a Variable Rate Transaction for purposes of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Stockholders

All 1,297,322 shares of common stock registered in this offering are expected to be freely tradable. It is anticipated that common stock registered in this offering will be sold to the Selling Stockholder over a period commencing on the date that the registration statement of which this prospectus forms a part becomes effective and continuing up to the 36-month anniversary of the date of the Purchase Agreement. The sale by the Selling Stockholder of a significant number of shares of common stock registered in this offering at any given time could cause the market price of the common stock to decline and to be highly volatile. Sales of our shares of common stock to the Selling Stockholder, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell common stock to the Selling Stockholder, after the Selling Stockholder has acquired the common stock, the Selling Stockholder may resell all, some or none of such shares of common stock at any time or from time to time in its discretion. Therefore, sales to the Selling Stockholder by us under the Purchase Agreement, the resale by the Selling Stockholder of a significant amount of common stock registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of shares of common stock to decline and to be highly volatile and may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares of common stock to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of common stock or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our common stock to the Selling Stockholder and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Investors who purchase shares of common stock from the Selling Stockholder in this offering at different times will likely pay different prices for those shares; thus they may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares of common stock they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their common stock in this offering.

The total amount of shares of common stock that may be sold to the Selling Stockholder will depend upon, upon other factors, the total dollar amount of shares that we elect to direct the Selling Stockholder to purchase of up to a maximum of $10,000,000, which will be within our sole discretion, subject to the satisfaction or waiver of the conditions contained in the Purchase Agreement, and the price per share at which we sell common stock to the Selling Stockholder. The purchase price per share to be paid by the Selling Stockholder for the shares of common stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the applicable Daily Value Traded and VWAP of the shares of common stock. Therefore, as of the date of this prospectus it is not possible for us to predict the number of the shares of common stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any.

As of September 24, 2025, there were 3,947,781 shares of common stock outstanding, of which 3,891,968 shares were held by non-affiliates. If all of the shares offered for resale by the Selling Stockholder under this prospectus were outstanding as of September 24, 2025, such shares would represent approximately 25.0% of the total number of shares of common stock outstanding and approximately 25.0% of the total number of outstanding shares of common stock held by non-affiliates.

If we elect to issue and sell to the Selling Stockholder pursuant to the Purchase Agreement more shares of common stock than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to an aggregate of $10,000,000 available under the Purchase Agreement, we will file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional common stock we elect to sell to the Selling Stockholder from time to time under the Purchase Agreement, and the SEC must declare such additional registration statements effective before we can sell any additional shares of common stock to the Selling Stockholder under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of shares of common stock in addition to the 1,297,322 shares of common stock being registered for resale under this prospectus could cause additional substantial dilution to our stockholders.

The issuance of our common stock to the Selling Stockholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares of common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding common stock after any such issuance.

Determination of Offering Price

The following table sets forth the amount of gross proceeds we would receive from the Selling Stockholder from our sale of shares to the Selling Stockholder under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Maximum Number of Shares that May Be Sold at Assumed Average Purchase Price Per Share(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the Selling Stockholder(2)	Gross Proceeds from the Sale of Shares to the Selling Stockholder Under the Purchase Agreement
$1.00		1,297,322	25.0%	$1,297,322
$1.25		1,297,322	25.0%	$1,621,653
$1.50		1,297,322	25.0%	$1,945,983
$1.75		1,297,322	25.0%	$2,270,314
$1.83	(3)	1,297,322	25.0%	$2,378,640
$2.00		1,297,322	25.0%	$2,594,644
$2.25		1,297,322	25.0%	$2,918,975

(1)	Includes the 50,000 Commitment Fee Shares that we issued to the Selling Stockholder pursuant to the Purchase Agreement. Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to the Selling Stockholder, we are only registering for resale 1,297,322 shares of common stock under the registration statement of which this prospectus forms a part, which may or may not cover all of the shares we ultimately sell to the Selling Stockholder under the Purchase Agreement. We will not issue more than an aggregate of 1,297,322 shares of common stock pursuant to this prospectus. The number of shares to be issued as set forth in this column is without regard for any of the limitations or restrictions under the Purchase Agreement.
(2)	The denominator of each percentage in this column is based on 3,947,781 shares of common stock outstanding as of September 24, 2025, adjusted to include the issuance of the number of shares set forth in the second column that we would have sold to the Selling Stockholder, assuming the average purchase price in the first column. The numerator of each percentage in this column is based on the number of shares issuable under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.
(3)	The closing sale price of the common stock on the NYSE American on September 24, 2025, less a 5% discount.

USE OF PROCEEDS

All of the common stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its account. We will not receive any of the proceeds from these sales.

We may receive up to $10,000,000 in aggregate gross proceeds under the Purchase Agreement from sales of our common stock we may elect to make to the Selling Stockholder pursuant to the Purchase Agreement after the date of this prospectus. The net proceeds from sales, if any, under the Purchase Agreement, will depend in part on the frequency and prices at which we sell our common stock to the Selling Stockholder after the date of this prospectus. See the section entitled “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we will retain broad discretion over the use of these proceeds.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our common stock in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors – Risks Related to Signing Day Sports Common Stock and Securities Convertible into Signing Day Sports Common Stock – We do not expect to declare or pay dividends on the Signing Day Sports common stock in the foreseeable future.” in Exhibit 99.1 to the September 2025 Current Report, which is incorporated by reference herein.

SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by the Selling Stockholder of any or all of the shares of common stock that may be issued by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the issuance of shares of common stock covered by this prospectus, see the section titled “The Purchase Agreement” above. We are registering the shares of common stock pursuant to the provisions of the Purchase Agreement we entered into with the Selling Stockholder on July 21, 2025 in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement, the Selling Stockholder has not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years other than with respect to the ownership of these securities.

The table below presents information regarding the Selling Stockholder and the shares of common stock that it may offer from time to time under this prospectus, without regard to the Exchange Cap or the Beneficial Ownership Limitation. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of August 29, 2025. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the Selling Stockholder may offer under this prospectus, without regard to the Exchange Cap or the Beneficial Ownership Limitation. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares. See “Plan of Distribution”.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 3,947,781 shares of common stock outstanding on August 29, 2025. Because the purchase price of the shares of common stock issuable under the Purchase Agreement is determined by the applicable VWAP for the applicable Advance, the number of shares that may actually be sold by the Company to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

	Common Stock Beneficially Owned Prior to this Offering			Common Stock Beneficially Owned After this Offering
Name	Number of Shares	Percentage of Outstanding Shares(1)	Number of Shares Being Offered	Number of Shares	Percentage of Outstanding Shares
Helena Global Investment Opportunities 1 Ltd.(2)	50,000	1.3%	1,297,322	—	—

(1)	Based on 3,947,781 shares of common stock issued and outstanding as of September 24, 2025.

(2)	Helena HoldCo Inc., incorporated under the laws of the Commonwealth of The Bahamas, solely owns Helena Global Investment Opportunities I Ltd. Jeremy Weech is the sole shareholder of Helena HoldCo Inc. and exercises voting and dispositive power of the securities held by Helena HoldCo Inc. The address of Helena Global Investment Opportunities 1 Ltd. is 71 Fort Street, 3rd Floor, Grand Cayman, Cayman Islands. The address of Helena HoldCo Inc. is Suite 205A, Saffrey Square, Bank Lane & Bay Street, P.O. Box N-9934, Nassau, Bahamas. We have been advised that the Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer.

DESCRIPTION OF SECURITIES

The description of our authorized capital stock and our outstanding securities in the 2024 Form 10-K is incorporated by reference to Exhibit 4.1 thereto, and supplemented or updated as follows:

General

The authorized capital stock of the Company consists of 150,000,000 shares of common stock, par value $0.0001 per share, and 15,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”). No other classes of securities are authorized under the Company’s Second Amended and Restated Certificate of Incorporation, as amended.

As of September 24, 2025, there were 3,947,781 shares of common stock, and owned by 78 stockholders of record, not including holders whose shares are held in nominee or “street name” accounts through banks, brokers or other financial institutions, and no shares of preferred stock were issued and outstanding.

Options and Restricted Stock Under Equity Incentive Plan

On August 31, 2022, the Company adopted the Signing Day Sports, Inc. 2022 Equity Incentive Plan for the purpose of granting restricted stock, stock options, and other forms of incentive compensation to officers, employees, directors, and consultants of the Company. On February 27, 2024, the stockholders of the Company approved Amendment No. 1 to the Plan to increase the number of shares of common stock reserved for issuance under the Plan. On September 18, 2024, the stockholders of the Company approved the Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan, which further increased the number of shares of common stock reserved for issuance under the Plan to 93,750 shares of common stock. As of September 24, 2025, stock options have been granted under the Plan to certain officers, directors, employees, and consultants that may be exercised to purchase a total of 6,024 shares of common stock, not including stock options that terminated without exercise. In addition, as of September 24, 2025, a total of 72,318 shares of restricted stock have been granted under the Plan, not including restricted stock that had been forfeited or returned for tax withholding purposes. See Item 11. “Executive Compensation – Signing Day Sports, Inc. 2022 Equity Incentive Plan” of the 2024 Annual Report for a summary of the principal features of the Plan.

As of September 24, 2025, we have granted stock options to certain employees, consultants, officers, and directors that may be exercised to purchase a total of 2,064 shares of common stock at an exercise price of $148.80 per share, 1,667 shares of common stock at an exercise price of $120.00 per share, 209 shares of common stock at an exercise price of $240.00 per share, and 2,084 shares of common stock at an exercise price of $108.00 per share. A number of these options remain subject to certain vesting conditions. The options will terminate on dates ranging from September 2032 to November 2033 except that options will generally terminate within three months of termination of the Continuous Service (as defined in the Plan) of the grantee. The description above does not include granted stock options or portions of granted stock options that subsequently terminated unexercised due to employee departures.

We have filed registration statements on Form S-8 with the SEC to register the issuance of shares of common stock upon exercise of these options.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus are being offered by the Selling Stockholder. The shares of common stock may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Stockholder may engage one or more registered broker-dealers to effectuate resales, if any, of such common stock that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer it engages to effectuate resales of our common stock on its behalf, may receive commissions from the Selling Stockholder for executing such resales for the Selling Stockholder and, if so, such commissions will not exceed customary brokerage commissions.

The Selling Stockholder has represented to us that there are no existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common stock offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of common stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of common stock sold by the Selling Stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including with respect to any compensation paid or payable by the Selling Stockholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Stockholder, and any other related information required to be disclosed under the Securities Act. We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the common stock covered by this prospectus by the Selling Stockholder.

We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities, or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholder specifically for use in this prospectus or any misrepresentation, breach of any representation, warranty, covenant, agreement or obligation by or of the Selling Stockholder or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of common stock covered by this prospectus by the Selling Stockholder. As consideration for its irrevocable commitment to purchase our shares of common stock under the Purchase Agreement, we have issued to the Selling Stockholder 50,000 shares of common stock as Commitment Fee Shares in accordance with the Purchase Agreement. We have also paid to the Selling Stockholder $5,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by the Selling Stockholder, including the legal fees and disbursements of the Selling Stockholder’s legal counsel, in connection with its due diligence investigation of the Company and in connection with the preparation, negotiation and execution of the Purchase Agreement.

The Selling Stockholder has represented to us that neither the Selling Stockholder nor its affiliates had any open short position in the common stock, nor has the Selling Stockholder entered into any hedging transaction that establishes a net short position with respect to the common stock. The Selling Stockholder has agreed that during the term of the Purchase Agreement, neither the Selling Stockholder or any of its agents, representatives and affiliates may in any manner whatsoever enter into or effect, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the common stock (excluding transactions properly marked “short exempt”) or (ii) hedging transaction, which establishes a net short position with respect to the common stock during any time prior to the termination of the Purchase Agreement.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all common stock offered by this prospectus has been sold by the Selling Stockholder.

Our common stock is currently listed on the NYSE American under the symbol “SGN”.

LEGAL MATTERS

Certain legal matters relating to the offering and sale of the securities offered hereby will be passed upon for us by Bevilacqua PLLC.

EXPERTS

The financial statements of the Company as of and for the fiscal years ended December 31, 2024 and 2023 have been incorporated by reference into this prospectus in reliance upon the report of BARTON CPA PLLC, an independent registered public accounting firm, appearing therein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of One Blockchain (formerly known as BV Power Alpha LLC) as of December 31, 2024 (successor) and 2023 (predecessor), the related statements of income, statements of members’ equity, and statements of cash flows for the successor period from February 8, 2024 to December 31, 2024, the predecessor period from January 1, 2024 to February 7, 2024, and the year ended December 31, 2023 (predecessor), have been audited, and the financial statements of One Blockchain as of June 30, 2025 (successor) and December 31, 2024 (successor), and for the three months ended June 30, 2025 and 2024 (successor) and six months ended June 30, 2025 (successor), and period from February 8, 2024 to June 30, 2024 (successor), and period from January 1, 2024 to February 7, 2024 (predecessor) have been reviewed, by Berkowitz Pollack Brant Advisors + CPAs, an independent registered public accounting firm, as stated in their reports thereon and included in this prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

Available Information

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is https://www.sec.gov. Copies of all reports and documents that are publicly filed by us with the SEC are also available on our website at https://ir.signingdaysports.com/. Information accessible on or through our website is not a part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. You should review the information and exhibits in the registration statement for further information on us and the securities that we are offering. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should read the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The SEC allows us to incorporate by reference much of the information that we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), including after the date of the initial registration statement of which this prospectus forms a part was filed and prior to effectiveness of the registration statement of which this prospectus forms a part, until the offering of the securities under the registration statement of which this prospectus forms a part is terminated:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 11, 2025, as amended by Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on August 6, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the SEC on August 12, 2025;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on May 15, 2025, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on August 6, 2025;

●	our Current Reports on Form 8-K (and any amendments thereto on Form 8-K/A) filed with the SEC on January 29, 2025, January 30, 2025, January 30, 2025, February 4, 2025, February 20, 2025, March 4, 2025, April 18, 2025, May 28, 2025, July 22, 2025, July 31, 2025, August 25, 2025, August 29, 2025, and September 25, 2025 (other than information furnished and not filed); and

●	the description of the common stock which is contained in the Company’s Registration Statement on Form 8-A filed with the SEC on November 9, 2023 (File No. 001-41863) pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement made in a document incorporated by reference into this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus or such prospectus supplement to the extent that a statement contained in this prospectus or such prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus or such prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus, other than exhibits to such reports or documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Signing Day Sports, Inc., Attn: Secretary, 8355 East Hartford Rd., Suite 100, Scottsdale, AZ 85255, or by calling us at (480) 220-6814. Copies of all reports or documents that are incorporated by reference into this prospectus are also available on our website at https://ir.signingdaysports.com/.

Signing Day Sports, Inc.

Up to 1,297,322

Shares of Common Stock

PROSPECTUS

_______, 2025

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Unless the context indicates otherwise, “we,” “us,” “our,” “Signing Day Sports,” “the Company,” “our company” and similar references in this “Part II. Information Not Required in the Prospectus” refer to the operations of Signing Day Sports, Inc., a Delaware corporation.

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts, commissions and non-accountable expense allowance, payable by us in connection with the sale of shares of the Company’s common stock, par value $0.0001 per share (“common stock”), being registered. All amounts, other than the registration fee of the Securities and Exchange Commission (“SEC”), are estimates. We will pay all these expenses.

Amount
SEC registration fee	$289.99
Legal fees and expenses	50,000
Accounting fees and expenses	20,000
Transfer agent fees and expenses	20,000
Miscellaneous	10,000
Total	$100,289.99

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Second Amended and Restated Certificate of Incorporation of the Company authorizes the Company to indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Second Amended and Restated Bylaws of the Company (as amended, the “Second Amended and Restated Bylaws”), require that we indemnify our directors and executive officers to the fullest extent permitted by law, provided that we may modify the extent of such indemnification by individual contracts with directors and executive officers, and also provided that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by our board of directors, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law, or (iv) such indemnification is required to be made under the indemnification rights enforcement provision of the Second Amended and Restated Bylaws. Our obligation, if any, to indemnify any person pursuant to the Second Amended and Restated Bylaws who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

The Second Amended and Restated Bylaws also provide for advancement of expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or executive officer of the Company, or is or was serving at the request of the Company as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses actually and reasonably incurred by any director or executive officer in defending such proceeding, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses. Notwithstanding the foregoing, generally no advance shall be made by the Company to an executive officer of the Company (except by reason of the fact that such executive officer is or was a director of the Company) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the Company’s interest. The Company’s obligation, if any, to indemnify any person pursuant to the Second Amended and Restated Bylaws who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity. The Second Amended and Restated Bylaws also permit the Company to indemnity its other officers, employees and other agents as set forth in the DGCL. The board of directors has the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the board of directors shall determine.

We have also separately entered into an indemnification agreement with each of our directors and executive officers. Each indemnification agreement provides for indemnification to the fullest extent permitted by law, including: (i) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer, or on their behalf, in connection with any proceeding other than proceedings by or in the right of the Company or any claim, issue or matter therein, if the director or executive officer acted in good faith and in a manner the director or executive officer reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the director or executive officer’s conduct was unlawful; (ii) all expenses actually and reasonably incurred by a director or executive officer, or on their behalf, in connection with a proceeding by or in the right of the Company if the director or executive officer acted in good faith and in a manner the director or executive officer reasonably believed to be in or not opposed to the best interests of the Company, provided that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director or executive officer shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made; (iii) to the extent that a director or executive officer is, by reason of the director or executive officer’s director or executive officer status, a party to and is successful, on the merits or otherwise, in any proceeding, including by dismissal of such proceeding with or without prejudice, then the director or executive officer shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all expenses actually and reasonably incurred by the director or executive officer or on the director or executive officer’s behalf in connection therewith; and (iv) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer or on a director or executive officer’s behalf if, by reason of the director or executive officer’s status as a director or executive officer, the director or executive officer is, or is threatened to be made, a party to or participant in any proceeding (including a proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the director or executive officer, except where the payment is finally determined (under the procedures, and subject to the presumptions, set forth in the indemnification agreements) to be unlawful. The Company shall also advance all such expenses incurred by or on behalf of each director or executive officer in connection with any of the above proceedings by reason of the director or executive officer’s director or executive officer status within 30 days after the receipt by the Company of a statement or statements from the director or executive officer requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the director or executive officer and shall include or be preceded or accompanied by a written undertaking by or on behalf of the director or executive officer to repay any expenses advanced if it shall ultimately be determined that the director or executive officer is not entitled to be indemnified against such expenses. Any advances and undertakings to repay shall be unsecured and interest free. The indemnification agreements also provide for payments by the Company for the entire amount of any judgment or settlement of any action, suit or proceeding in which it is liable or would be liable if joined in such action, subject to the other terms and provisions of the indemnification agreements, and certain other indemnification and payment obligations. The indemnification agreements also provide that if we maintain a directors’ and officers’ liability insurance policy, that each director and executive officer will be covered by the policy to the maximum extent of the coverage available for any of the Company’s directors or executive officers.

We have obtained standard directors and officers liability insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the indemnification agreements described above or otherwise as a matter of law.

The underwriting agreement with the underwriters of the Company’s initial public offering provides for indemnification, under certain circumstances, by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), or otherwise.

The Business Combination Agreement, dated as of May 27, 2025, among the Company, BlockchAIn Digital Infrastructure, Inc. (“BlockchAIn”), One Blockchain LLC, BCDI Merger Sub I Inc., and BCDI Merger Sub II LLC (the “Business Combination Agreement”), provides that rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Company under the Company’s certificate of incorporation and bylaws, as amended, or any indemnification, employment or other similar agreements between any of the directors or officers of the Company and the Company that were in effect on the date of the Business Combination Agreement, shall survive the Closing (as defined in the Business Combination Agreement) and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law (as defined in the Business Combination Agreement). For a period of one year after the Closing, BlockchAIn shall cause the Company’s certificate of incorporation and bylaws, as amended, to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to such current and former directors and officers of the Company than are set forth as of the date of the Business Combination Agreement in the Company’s certificate of incorporation and bylaws, as amended, to the extent permitted by applicable Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we issued or agreed to issue the following securities, which issuances were not registered under the Securities Act. Unless otherwise noted, the share and per share information in this “Part II. Information Not Required in the Prospectus – Item 15. Recent Sales of Unregistered Securities” have been adjusted to give effect to the one-for-five (1-for-5) reverse stock split of the outstanding common stock which became effective on April 14, 2023 and the one-for-forty-eight (1-for-48) reverse stock split of the outstanding common stock which became effective on November 16, 2024.

Private Placements

Private Placement of SAFEs

From March 2021 to July 2021, we raised an aggregate of $1,980,000 from investors in exchange for securities called Simple Agreements for Future Equity (collectively, the “SAFEs”).

SAFE Cancellations and Exchanges

From September 22, 2022 to October 11, 2022, we entered into cancellation and exchange agreements with the holders of the SAFEs. Under these agreements, each SAFE holder agreed to cancel and exchange the holder’s SAFE for a number of shares of common stock equal to the purchase amount under the SAFE divided by approximately $160.80, based on a $25 million valuation for the Company. As a result, SAFEs that were purchased in the aggregate amount of $1,980,000 were cancelled and exchanged for a total of 14,399 shares of common stock.

Private Placement of 6% Convertible Unsecured Promissory Notes

From October 2021 to December 2021, we conducted a private placement of 6% convertible unsecured promissory notes due three years from the date of execution and entered into related subscription agreements and investor rights and lockup agreements with a number of accredited investors. Pursuant to the agreements, we issued 27 convertible notes for aggregate loans of $6,305,000. In accordance with a settlement notice issued on November 13, 2023 by the Company to the holders of the 6% convertible unsecured promissory notes to address possible claims with respect to the increase of the outstanding principal under the convertible notes to 110% of the outstanding principal amount, the holders of the 6% convertible unsecured promissory notes, the Company issued a settlement notice to the holders of the 6% convertible unsecured promissory notes undertaking to effect conversions as if 110% of the principal being converted was being converted. The convertible notes incurred interest at 6% annually.

In connection with the closing of the initial public offering of the Company’s common stock and listing of the common stock for trading on NYSE American LLC (the “NYSE American”), and in accordance with the settlement notice referred to above, on November 16, 2023, the outstanding principal under the convertible notes automatically converted into 57,811 shares of common stock at a conversion price equal to 50% of the price of the common stock in the initial public offering, $240.00 per share, pursuant to the adjustment provisions under the convertible notes. Upon automatic conversion, any interest accrued under the convertible notes was waived in accordance with their terms.

6,839 of the 57,811 shares of common stock issued upon conversion of the convertible notes were registered for resale upon issuance pursuant to the Registration Statement on Form S-1 (File No. 333-271951), as amended, initially filed with the SEC on May 15, 2023, and declared effective by the SEC on November 13, 2023 (the “IPO Registration Statement”).

Under the Company’s letter agreement, dated August 9, 2021, as amended (as amended, the “Boustead Engagement Letter”), between the Company and Boustead Securities, LLC, a registered broker-dealer (“Boustead”), Boustead acted as placement agent in connection with this private placement. We were required to pay Boustead fees totaling 7% of the gross proceeds and a non-accountable expense allowance equal to 1% of the gross proceeds. In December 2021, we issued Boustead a warrant to purchase 3,678 shares of common stock, equal to 7% of the original principal amount of the Company’s 6% convertible unsecured promissory notes divided by the convertible notes’ applicable conversion price, at an exercise price equal to the convertible notes’ applicable per-share conversion price, or $120.00 per share. The warrant will be exercisable for a period of five years from the date of issuance and contains cashless exercise provisions. Boustead may also have certain “piggyback” registration rights with respect to this warrant.

Private Placement of 8% Convertible Unsecured Promissory Notes and Warrants

From August 2022 to January 2023, we conducted a private placement of the Company’s 8% convertible unsecured promissory notes and respective warrants under subscription agreements with a number of accredited investors. Pursuant to the agreements, we issued 15 convertible notes and respective warrants for aggregate loans of $1,465,000. The convertible notes incurred interest at 8% annually, and were initially due to mature on August 8, 2023 unless converted in accordance with their terms. On August 7, 2023, an agreement was signed with the holders of the majority of the outstanding balance under these convertible notes. The agreement amended the maturity date of all of these convertible notes to August 8, 2025. Pursuant to the agreement, a provision in the convertible notes providing for an increase of the outstanding balance under the convertible notes to 120% of the original principal amount upon non-repayment by the maturity date was accelerated, and the outstanding balance under the convertible notes was increased in aggregate to $1,758,000. The agreement also provided for the immediate conversion of the additional amount of the outstanding balance under the convertible notes into 3,062 shares of common stock at $96.00 per share instead of the applicable optional conversion price, approximately $157.92 per share at the time of the conversion, not including any accrued but unpaid interest, which was waived with respect to the converted outstanding balance. As a result, the 8% convertible unsecured promissory notes’ aggregate underlying principal was $1,465,000 both before and after such increase of the outstanding balance and conversion of such increase.

In connection with the closing of the initial public offering of the Company’s common stock and listing of the common stock for trading on the NYSE American, on November 16, 2023, the outstanding principal under the convertible notes automatically converted into 12,217 shares of common stock at a conversion price equal to 50% of the price of the common stock in the initial public offering, $240.00 per share, pursuant to the adjustment provisions under the convertible notes. Upon automatic conversion, any interest accrued under the convertible notes was waived in accordance with their terms.

4,167 of the 12,217 shares of common stock issued upon conversion of the convertible notes were registered for resale upon issuance pursuant to the IPO Registration Statement.

The warrants may be exercised to purchase a total of 12,217 shares of common stock for $120.00 per share, and a five-year term.

Under the Boustead Engagement Letter, Boustead acted as placement agent in connection with this private placement. We were required to pay Boustead fees totaling 7% of the gross proceeds and a non-accountable expense allowance equal to 1% of the gross proceeds. Boustead waived any rights to placement agent warrant compensation with respect to this private placement.

Private Placements of 8% Unsecured Promissory Notes and Warrants

In March 2023 and April 2023 we conducted one private placement, and in May 2023 we completed a subsequent private placement, in which we issued 8% unsecured promissory notes and respective warrants to a number of accredited investors under subscription agreements. Pursuant to the agreements, we issued promissory notes for aggregate loans of $2,350,000, which incurred interest at the annual rate of 8%, and respective warrants to purchase an aggregate of 19,590 shares of common stock exercisable at $120.00 per share.

In connection with the closing of the initial public offering of the Company’s common stock and listing of the common stock for trading on the NYSE American, on November 16, 2023, the warrants issued with the promissory notes were automatically exercised to purchase a total of 19,590 shares of common stock for $2.50 per share of common stock, and the principal balance under the promissory notes became immediately due and was deemed repaid in the amount of the aggregate exercise price for the automatic exercise of the unexercised portion of the warrants. All 19,590 of the shares of common stock issued upon automatic exercise of the warrants were registered for resale upon issuance pursuant to the IPO Registration Statement. Any remaining balance outstanding under the promissory notes was required to be repaid in cash within three business days of the closing of the initial public offering.

Under the Boustead Engagement Letter, Boustead acted as placement agent in connection with this private placement. We were required to pay Boustead fees totaling 7% of the gross proceeds and a non-accountable expense allowance equal to 1% of the gross proceeds. We initially issued placement agent warrants to Boustead to purchase an aggregate of 1,371 shares of common stock, equal to 7% of the shares of common stock issuable upon exercise of the warrants issued with the 8% nonconvertible promissory notes, at an exercise price of $120.00 per share. Pursuant to the Boustead Engagement Letter, as amended on November 4, 2023, the Company canceled each of these warrants and issued a single warrant to purchase 1,371 shares of common stock at an exercise price equal to 135% of the public offering price per share in the initial public offering of the common stock. Pursuant to a Warrant Cancellation Agreement, dated as of November 13, 2023, between the Company and Boustead, the Company cancelled this warrant and it was agreed that no other compensation will be issued to Boustead by the Company or any of its affiliates in lieu of the warrant.

Private Placement of 15% OID Promissory Notes

On August 2, 2023, August 18, 2023, September 11, 2023, and September 22, 2023, we conducted a private placement in which we issued 15% original issue discount (“15% OID”) promissory notes for total principal of $352,942 to certain accredited investors in a private placement for gross proceeds of $300,000. The principal under the 15% OID promissory notes accrued 5% interest annually, and principal and interest under the notes were required to be repaid by December 31, 2023. The notes could be prepaid without a premium or penalty.

On November 20, 2023, the Company repaid the aggregate balance of $117,648 under two 15% OID promissory notes, and on November 29, 2023, the Company repaid the balance of $117,647 under one 15% OID promissory note. On December 29, 2023, the Company repaid the balance of $117,647 under the last outstanding 15% OID promissory note.

Boustead waived any rights to placement agent fees, expenses, and warrant compensation with respect to our private placement of 15% OID promissory notes.

Common Stock Purchase Agreement with Tumim Stone Capital LLC

On November 16, 2023, the Company entered into a Term Sheet for an Equity Line of Credit with 3i Management (the “ELOC Term Sheet”). The ELOC Term Sheet was non-binding except as described below, and was subject to the preparation and execution of definitive documentation to effect the transactions contemplated under the ELOC Term Sheet. The ELOC Term Sheet provided that 3i LP (“3i”) would commit to invest up to $25,000,000 as an equity line of credit under which the Company could require 3i to make purchases of its common stock for a 24-month term, as follows. Under the proposed terms of the equity line of credit, the Company could send a purchase notice (the “ELOC Purchase Notice”) between 4:00 PM and 6:30 PM Eastern Time stating the number of shares that 3i could be required to purchase, subject to a purchase limit (the “ELOC Purchase Limit”). The Company could raise additional capital three trading days after the date that the ELOC Purchase Notice is sent (the “ELOC Purchase Notice Date”). The purchase price for shares to be purchased pursuant to an ELOC Purchase Notice would be 95% of the lowest daily volume weighted average price during the three trading days following the ELOC Purchase Notice Date. The ELOC Purchase Limit would be equal to the lesser of (i) 100% of the average daily trading volume over the five days before the ELOC Purchase Notice Date, (ii) 30% of the daily trading volume on the ELOC Purchase Notice Date, or (iii) $2,000,000.

The ELOC Term Sheet provided that the Company would be required to file a registration statement with the SEC for the offering of any shares under the equity line of credit within 30 calendar days and to cause such registration statement to be effective within 60 calendar days. Any purchase pursuant to an ELOC Purchase Notice would be subject to a commitment fee equal to 2% of the amount purchased, paid in cash or shares of common stock, based on the price equal to the five-day average volume-weighted average price prior to the filing of the registration statement in accordance with the other terms described above. 3i would not be required to purchase or hold more than 4.99% of the outstanding common stock of the Company.

The ELOC Term Sheet also contained the following binding terms: Upon the signing of the ELOC Term Sheet, the Company was required to pay $50,000 to 3i’s legal counsel for payment of legal and due diligence fees. In addition, if the Company did not close the equity line of credit by February 15, 2024, the Company would be required to issue the Investor a warrant to purchase 15,625 shares of common stock, at an exercise price of $0.48 per share, with full ratchet and anti-dilution protections and registration rights.

Pursuant to the ELOC Term Sheet, on January 5, 2024 (the “Tumim Closing Date”), the Company entered into a common stock purchase agreement, dated as of January 5, 2024 (the “Tumim Purchase Agreement”), with Tumim Stone Capital LLC (“Tumim”), an affiliate of 3i, pursuant to which, upon the terms and subject to the satisfaction of the conditions contained in the Tumim Purchase Agreement, Tumim originally committed to purchase, at the Company’s direction in its sole discretion, up to an aggregate of $25,000,000 of the Company’s common stock, subject to certain limitations set forth in the Tumim Purchase Agreement, from time to time during the term of the Tumim Purchase Agreement.

Concurrently with the execution of the Tumim Purchase Agreement, the Company and Tumim also entered into a registration rights agreement, dated as of January 5, 2024 (the “Tumim Registration Rights Agreement”), pursuant to which the Company agreed to file with the SEC one or more registration statements to register under the Securities Act the offer and resale by Tumim of all of the shares of common stock that may be issued and sold by the Company to Tumim from time to time under the Tumim Purchase Agreement (the initial such registration statement, the “Tumim Registration Statement”). On January 26, 2024, we filed the Tumim Registration Statement, and on February 14, 2024, the Tumim Registration Statement was declared effective.

Sales of common stock by the Company to Tumim under the Tumim Purchase Agreement could occur from time to time at the Company’s sole discretion, over a period commencing upon the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement (the “Commencement”), including that the Tumim Registration Statement was declared effective by the SEC, and ending on the first day of the month next following the 24-month anniversary of the Tumim Closing Date, unless the Tumim Purchase Agreement was terminated earlier under its terms.

On February 15, 2024, the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement occurred. Accordingly, the date of the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement (the “Commencement Date”) occurred on February 15, 2024.

From and after the Commencement Date, the Company had the right, but not the obligation, from time to time at the Company’s sole discretion, to direct Tumim to purchase amounts of common stock that were specified by the Company to Tumim in writing, subject to certain maximum amounts calculated pursuant to the Tumim Purchase Agreement (each such purchase, a “VWAP Purchase”). The purchase price per share to be paid by Tumim for shares of common stock that the Company could elect to sell to Tumim would be equal to 95% of the lowest daily volume-weighted average price (the “VWAP”) of the common stock during the three consecutive trading days immediately following the date that the purchase notice with respect to the particular VWAP Purchase (each, a “VWAP Purchase Notice”) was timely delivered from the Company to Tumim, provided that (i) the Company could not deliver more than one VWAP Purchase Notice to Tumim on any single trading day, (ii) at least three trading days elapsed since the trading day on which the most recent VWAP Purchase Notice was delivered by the Company to Tumim, (iii) the closing sale price of the common stock on such date was not lower than $0.15, as adjusted for stock splits and similar transactions as set forth in the Tumim Purchase Agreement, and (iv) all shares of common stock subject to all prior VWAP Purchases by Tumim under the Tumim Purchase Agreement had been received by Tumim electronically as set forth in the Tumim Purchase Agreement. The maximum number of shares of common stock that could be required to be purchased pursuant to a VWAP Purchase Notice would be equal to the lowest of: (i) 100% of the average daily trading volume in the common stock for the five consecutive trading day period ending on (and including) the trading day immediately preceding the applicable day Tumim received a VWAP Purchase Notice; (ii) the product obtained by multiplying (A) the daily trading volume in the common stock on the applicable day Tumim received a VWAP Purchase Notice and (B) 0.30; and (iii) the quotient obtained by dividing (A) $2,000,000 by (B) the VWAP of the common stock on the trading day immediately preceding the applicable day Tumim received a VWAP Purchase Notice. There were no upper limits on the price per share that Tumim could be required to pay for shares of common stock the Company directed Tumim to purchase in a VWAP Purchase under the Tumim Purchase Agreement. The purchase price per share of common stock that the Company directed Tumim to purchase in a VWAP Purchase under the Tumim Purchase Agreement would be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction during the period used to determine the purchase price to be paid by Tumim for such shares in such VWAP Purchase.

Tumim had no right to require the Company to sell any shares of common stock to Tumim, but Tumim was obligated to make purchases of common stock as directed by the Company, subject to the satisfaction of conditions set forth in the Tumim Purchase Agreement on the Commencement Date and thereafter at each time that the Company directed Tumim to purchase shares of common stock under the Tumim Purchase Agreement. Actual sales of common stock by the Company to Tumim under the Tumim Purchase Agreement depended on a variety of factors to be determined by the Company in its sole discretion from time to time, including, among others, market conditions, the trading price of the common stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations.

The Company could not issue or sell any shares of its common stock to Tumim under the Tumim Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by Tumim and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and Rule 13d-3 promulgated thereunder), would result in Tumim beneficially owning more than 4.99% of the outstanding shares of the Company’s common stock (the “Tumim Beneficial Ownership Limitation”).

Under the applicable rules of the NYSE American, in no event could the Company issue to Tumim under the Tumim Purchase Agreement more than 55,175 shares of common stock (the “Tumim Exchange Cap”), which number of shares represented 19.99% of the shares of the common stock outstanding immediately prior to the execution of the Tumim Purchase Agreement, until the Company obtained stockholder approval (the “Tumim Stockholder Approval”) to issue shares of common stock in excess of the Tumim Exchange Cap, without requiring the shares to be priced at or above a certain minimum amount per share under the NYSE American listing rules. The Tumim Exchange Cap was not applicable to limit the number of shares of common stock that the Company could sell to Tumim in any VWAP Purchase that the Company effected pursuant to the Tumim Purchase Agreement (if any), to the extent the purchase price per share paid by Tumim for the shares of common stock in such VWAP Purchase was equal to or greater than the greater of book or market value of the common stock (calculated in accordance with the applicable listing rules of the NYSE American) at the time the Company delivered the VWAP Purchase Notice for such VWAP Purchase to Tumim, adjusted as required by the NYSE American to take into account the Company’s payment of cash and/or stock having an aggregate value of $500,000 (the “Tumim Commitment Fee”) to Tumim and the amount paid as reimbursement for the legal fees and disbursements of Tumim’s counsel in connection with the Tumim Purchase Agreement, each as described in more detail below, and otherwise as may be necessary to ensure compliance with the applicable rules of the NYSE American.

Pursuant to the Tumim Purchase Agreement, the Company was obligated to convene a special meeting of its stockholders at the earliest reasonably practical date, but in no event later than 120 days after the date of the Tumim Purchase Agreement for the purpose of obtaining the Tumim Stockholder Approval, and to use its reasonable best efforts to obtain the Tumim Stockholder Approval at such stockholder meeting. Accordingly, as set forth in the definitive proxy materials the Company filed with the SEC on December 29, 2023 and on January 2, 2024, the Company scheduled a special meeting of stockholders (the “February 2024 Special Stockholders’ Meeting”) to be held on February 27, 2024 for the purpose of, among other things, obtaining the Tumim Stockholder Approval. If the Company had not obtained the Tumim Stockholder Approval at the February 2024 Special Stockholders’ Meeting on February 27, 2024, the Tumim Purchase Agreement would have required the Company to convene another stockholders’ meeting at least every three months after February 27, 2024 for the purpose of obtaining the Tumim Stockholder Approval, until the earlier of (i) the date on which the Tumim Stockholder Approval was finally obtained and (ii) the termination of the Tumim Purchase Agreement.

On February 27, 2024, at the February 2024 Special Stockholders’ Meeting, the Company obtained the Tumim Stockholder Approval. As a result, the Company could issue more than the limited number of shares as defined in the Tumim Exchange Cap, at prices that could be below the greater of book or market value of the common stock (calculated in accordance with the applicable listing rules of the NYSE American) at the time the Company delivered the VWAP Purchase Notice for such VWAP Purchase to Tumim, adjusted as required by the NYSE American to take into account the Company’s payment of the Tumim Commitment Fee to Tumim and the amount paid as reimbursement for the legal fees and disbursements of Tumim’s counsel in connection with the Tumim Purchase Agreement. However, the Tumim Purchase Agreement continued to provide that the Company could not issue or sell any shares of common stock under the Tumim Purchase Agreement if such issuance or sale would breach any applicable rules or regulations of NYSE American.

The net proceeds from sales under the Tumim Purchase Agreement to the Company depended on the frequency and prices at which the Company sold shares of its common stock to Tumim. The Company expected that any proceeds received by the Company from such sales to Tumim would be used for working capital and general corporate purposes.

There were no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Tumim Purchase Agreement or the Tumim Registration Rights Agreement, other than a prohibition (with certain limited exceptions) on the Company entering into specified Variable Rate Transactions (as defined in the Tumim Purchase Agreement). Such transactions would include, among others, the issuance of convertible securities with a conversion or exercise price that was based upon or varied with the trading price of the common stock after the date of issuance, or the Company effecting or entering into an agreement to effect an “equity line of credit,” an “at the market offering” or other similar continuous offering with a third party, in which the Company could offer, issue or sell common stock or any securities exercisable, exchangeable or convertible into common stock at future determined prices. Such restrictions would remain in effect for a period commencing on the Tumim Closing Date and ending on the earlier of (i) the first day of the month next following the 24-month anniversary of the Tumim Closing Date and (ii) the six-month anniversary of the effective date of the termination of the Tumim Purchase Agreement pursuant to its terms. During the term of the Tumim Purchase Agreement, Tumim covenanted not to enter into or effect, in any manner whatsoever, directly or indirectly, any short sales of the common stock or hedging transaction which establishes a net short position with respect to the common stock.

On the date of the initial filing with the SEC of the Tumim Registration Statement, the Company was required to issue to Tumim 13,773 shares of common stock as consideration for its commitment to purchase shares of our common stock from time to time at our direction under the Tumim Purchase Agreement (the “Tumim Commitment Shares”) in an amount valued at $500,000 in the aggregate, subject to the Tumim Beneficial Ownership Limitation. The per share value of the Tumim Commitment Shares was required to be calculated by dividing (i) the $500,000 Tumim Commitment Fee, by (ii) the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement. If any shares that were otherwise required to be issued as Tumim Commitment Shares were not permitted to be issued due to the Tumim Beneficial Ownership Limitation, the Company was required to pay to Tumim in cash the amount equal to the product of (i) the number of shares that could not be issued as Tumim Commitment Shares due to the Tumim Beneficial Ownership Limitation and (ii) the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement. Accordingly, on the date of the initial filing with the SEC of the Tumim Registration Statement, the Company issued the Tumim Commitment Shares to Tumim, which were valued at $470,360.45 in the aggregate, based on the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement, which constituted approximately 4.99% of the outstanding shares of common stock, and, due to the Tumim Beneficial Ownership Limitation and pursuant to the terms and conditions of the Tumim Purchase Agreement summarized above, we paid Tumim $29,639.55 in cash, which equaled the number of the Tumim Commitment Shares that would have been issued but for the application of the Tumim Beneficial Ownership Limitation, multiplied by the average of the daily VWAPs during the five consecutive trading day period ending on (and including) the trading day immediately prior to the date of the initial filing of the Tumim Registration Statement. In the event that the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement had not occurred by February 15, 2024, the Company would have been required to pay Tumim $500,000 less any amount of the Tumim Commitment Fee previously paid in cash upon the return and cancellation of the Tumim Commitment Shares. As noted above, on February 14, 2024, the SEC declared the Tumim Registration Statement effective, and, on February 15, 2024, the other conditions to the occurrence of the Commencement Date were satisfied. As such, the contingent requirement to pay Tumim the Tumim Commitment Fee in cash upon the return and cancellation of the Tumim Commitment Shares expired without effect. In addition, as required under the Tumim Purchase Agreement, the Company reimbursed Tumim for the reasonable legal fees and disbursements of Tumim’s legal counsel in the amount of $75,000.

The Tumim Purchase Agreement provided that it would automatically terminate upon the earliest of (i) the first day of the month next following the 24-month anniversary of the Tumim Closing Date, (ii) Tumim’s purchase of shares of common stock having an aggregate purchase price equal to $25,000,000 under the Tumim Purchase Agreement, or (iii) the occurrence of certain other events set forth in the Tumim Purchase Agreement. The Company had the right to terminate the Tumim Purchase Agreement at any time after the Commencement Date, at no cost or penalty, upon five trading days’ prior written notice to Tumim, subject to certain conditions and the survival of certain provisions of the Tumim Purchase Agreement and the Tumim Registration Rights Agreement. Tumim had the right to terminate the Tumim Purchase Agreement upon five trading days’ prior written notice after the occurrence of certain events, including if the Commencement Date had not occurred on or prior to February 15, 2024, upon the occurrence of a Material Adverse Effect (as defined in the Tumim Purchase Agreement) or upon the occurrence of certain other events. The Tumim Purchase Agreement was also subject to immediate termination upon mutual written consent of Tumim and the Company. Neither the Company nor Tumim may assign or transfer their respective rights and obligations under the Tumim Purchase Agreement, and no provision of the Tumim Purchase Agreement or the Tumim Registration Rights Agreement may be modified or waived by the Company or Tumim.

In the event that the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Tumim Purchase Agreement had not occurred by February 15, 2024, and Tumim had terminated the Tumim Purchase Agreement as a result, the Company was required to issue to Tumim warrants to purchase 15,625 shares as a break-up fee (the “Penny Warrants”). The Penny Warrants were required to have an exercise price of $0.48 per share, subject to full-ratchet price protection with a floor price equal to the par value of the Company’s common stock, and customary antidilution protection. The Penny Warrants were required to have a term of five years. In addition, the Company was required to file a registration statement on Form S-1 covering the resale by Tumim of all of the shares of common stock that may be issued upon exercise of the Penny Warrants, which was required to be declared effective by the SEC by the earlier of the 45th calendar day after the date that such registration statement was filed if subject to review by the SEC, and the 5th calendar day after the date that such registration statement was filed if the Company was notified that it would not be reviewed by the SEC. The Company was required to maintain the effectiveness of the registration statement until the later of the date that the Penny Warrants were terminated and all shares that were purchased by exercise of the Penny Warrants were sold. As noted above, on February 14, 2024, the SEC declared the Tumim Registration Statement effective, and, on February 15, 2024, the other conditions to the occurrence of the Commencement Date were satisfied. As such, the contingent requirement to issue the Penny Warrants and comply with the related registration requirements expired without effect.

The Tumim Purchase Agreement and the Tumim Registration Rights Agreement contained customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Under the Tumim Purchase Agreement, we sold a total of 2,386 shares of common stock to Tumim at an average price per share of approximately $21.12 pursuant to the Tumim Purchase Agreement for aggregate gross proceeds of $50,627.

On May 16, 2024, the Company and Tumim agreed by mutual written consent and pursuant to its terms to terminate the Tumim Purchase Agreement, effective immediately.

In connection with this termination, Tumim also waived the prohibition under the Tumim Purchase Agreement on the Company entering into a Variable Rate Transaction (as defined in the Tumim Purchase Agreement) which otherwise would have survived termination of the Tumim Purchase Agreement for a six-month period.

Under the Boustead Engagement Letter, Boustead acted as the placement agent in connection with the transactions contemplated by the CEFF Purchase Agreement. We agreed to issue Boustead 1,025 shares of common stock in connection with our issuance of the CEFF Commitment Shares to Tumim on January 26, 2024, equal to 7% of the number of CEFF Commitment Shares that would have been issued but for the application of the CEFF Beneficial Ownership Limitation, as a fee pursuant to the Boustead Engagement Letter. Under the Boustead Engagement Letter, we were also required to pay Boustead a cash fee equal to 7% of the amount actually paid by Tumim to the Company pursuant to the CEFF Purchase Agreement and a non-accountable expense allowance equal to 1% of the amount actually paid by Tumim to the Company pursuant to the CEFF Purchase Agreement. The Company was also required to issue to Boustead warrants to purchase a number of shares equal to 7% of the shares of common stock issued to Tumim pursuant to purchases under the CEFF Purchase Agreement, with an exercise price equal to the applicable purchase price per share. The warrants that were required to be issued to Boustead will be exercisable for a period of five years from the date of issuance and contain cashless exercise provisions. Boustead also has certain registration rights with respect to these warrants, which Boustead has waived with respect to the IPO Registration Statement and the CEFF Registration Statement. Boustead and its affiliates are not in any manner related to Tumim or any of Tumim’s affiliates. Boustead’s compensation under the Boustead Engagement Letter in connection with the CEFF Purchase Agreement is subject to reduction or adjustment to the extent that such compensation is determined to be in excess of or otherwise noncompliant with applicable rules of FINRA.

May 2024 FirstFire Private Placement

On May 16, 2024, the Company entered into a Securities Purchase Agreement, dated as of May 16, 2024, between the Company and FirstFire Global Opportunities Fund, LLC, a Delaware limited liability company (“FirstFire”), as amended (as amended, the “May 2024 FF Purchase Agreement”) by that certain Amendment to the Transaction Documents, dated as of June 18, 2024, between the Company and FirstFire (the “Amendment to May 2024 FF Transaction Documents”), pursuant to which, as a private placement transaction, the Company was required to issue FirstFire a senior secured promissory note, as amended by that certain Amendment to Senior Secured Promissory Note and Warrants, dated as of May 20, 2024, between the Company and FirstFire (the “Amendment to May 2024 FF Note and May 2024 FF Warrants”), in the principal amount of $412,500 (as amended, the “May 2024 FF Note”); 3,907 shares of common stock (the “May 2024 FF Commitment Shares, as partial consideration for the purchase of the May 2024 FF Note; a warrant to purchase up to 28,646 shares of common stock at an initial exercise price of $14.40 per share, as amended by the Amendment to May 2024 FF Note and May 2024 FF Warrants (as amended, the “First May 2024 FF Warrant”), as partial consideration for the purchase of the May 2024 FF Note; and a warrant to purchase up to 5,209 shares of common stock at an initial exercise price of $0.48 per share exercisable from the date of an “Event of Default” as defined in the May 2024 FF Note (an “FF Notes Event of Default”) under the May 2024 FF Note, as amended by the Amendment to May 2024 FF Note and May 2024 FF Warrants (as amended, the “Second May 2024 FF Warrant” and together with the First May 2024 FF Warrant, the “May 2024 FF Warrants”), as partial consideration for the purchase of the May 2024 FF Note.

The Company also entered into a Security Agreement, dated as of May 16, 2024, between the Company and FirstFire, under which the Company agreed to grant FirstFire a security interest to secure the Company’s obligations under the May 2024 FF Note in all assets of the Company except for a certificate of deposit account with Southwest Heritage Bank, formerly Commerce Bank of Arizona (“SHB”), with an approximate balance of $2,100,000 together with (i) all interest, whether now accrued or hereafter accruing; (ii) all additional deposits made to such account; (iii) any and all proceeds from such account; and (iv) all renewals, replacements and substitutions for any of the foregoing (the “SHB Collateral”), which was subject to that certain Assignment of Deposit Account, dated as of December 11, 2023, between the Company and SHB, until the full repayment of that certain promissory note in the original principal amount of $2,000,000 issued by the Company to SHB, dated as of December 11, 2023 and maturing on December 11, 2024 (the “Second SHB Promissory Note”), pursuant to that certain Business Loan Agreement, dated as of December 11, 2023, between the Company and SHB (the “Second SHB Loan Agreement”). The SHB CD underlying the SHB Collateral was closed and redeemed and the Second SHB Promissory Note was repaid on July 26, 2024, and the SHB Assignment of Deposit and the Second SHB Loan Agreement are no longer in effect.

The closing of the initial transaction contemplated by the May 2024 FF Purchase Agreement, including FirstFire’s payment of the purchase price of $375,000, was subject to certain conditions. On May 20, 2024, such conditions were met. As a result, the May 2024 FF Commitment Shares, the May 2024 FF Note and the May 2024 FF Warrants were released from escrow and issued as of May 16, 2024, and FirstFire paid $375,000, of which the Company received $336,500 in net proceeds after deductions of the placement agent’s fee of $26,250 and non-accountable expense allowance of $3,750, and FirstFire counsel’s fees of $8,500.

May 2024 FF Purchase Agreement

Under the May 2024 FF Purchase Agreement, until the May 2024 FF Note was fully converted or repaid, the May 2024 FF Note holder had participation rights and rights of first refusal on any offers of the Company’s securities other than offerings previously disclosed in the Company’s reports filed with the SEC or any Excluded Issuance (as defined in “—June 2024 FirstFire Private Placement – June 2024 FF Purchase Agreement”), and most favored nation rights on any offers of the Company’s securities other than for an Excluded Issuance. The Company was also prohibited from effecting or entering into an agreement involving a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement) other than pursuant to an “at-the-market” agreement with a registered broker-dealer, whereby such registered broker-dealer was acting as principal in the purchase of common stock from the Company or an Equity Line of Credit (as defined in the May 2024 FF Note and the June 2024 FF Note (as defined in “—June 2024 FirstFire Private Placement”)), without the consent of FirstFire, which could not be unreasonably withheld. In addition, the Company could not issue or agree, propose, or offer to issue any shares of common stock or securities with underlying common stock prior to the 30th calendar day after the date of the May 2024 FF Purchase Agreement.

The May 2024 FF Purchase Agreement (as well as the May 2024 FF Note and the May 2024 FF Warrants) provided that the maximum amount of shares of common stock issuable under the May 2024 FF Note and the May 2024 FF Warrants was limited to the FF Exchange Limitation (as defined below) until we obtained stockholder approval (the “FF Stockholder Approval”) to issue shares in excess of 19.99% of the issued and outstanding common stock of the Company as of the date of the May 2024 FF Purchase Agreement, or 64,059 shares of common stock, which number of shares would be reduced, on a share-for-share basis, by the number of shares of common stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the May 2024 FF Purchase Agreement under applicable rules of the NYSE American and such limited number of shares, the “FF Exchange Limitation”). The Company was required to hold a meeting of stockholders on or before the date that was six months after the date of the May 2024 FF Purchase Agreement, for the purpose of obtaining the FF Stockholder Approval, with the recommendation of the Company’s board of directors that such proposal be approved; the Company was required to solicit proxies from the Company’s stockholders in connection with the proposal in the same manner as all other management proposals in such proxy statement; and all management-appointed proxyholders were required to vote their proxies in favor of such proposal. In addition, all members of the Company’s board of directors and all of the Company’s executive officers were required to vote in favor of such proposal, for purposes of obtaining the FF Stockholder Approval, with respect to all of the Company’s securities then held by such persons, and the Company was generally required to use the Company’s commercially reasonable efforts to obtain the FF Stockholder Approval. If the Company did not obtain the FF Stockholder Approval at the first meeting at which the proposal was voted upon, the Company was required to call a stockholder meeting as often as possible thereafter to seek the FF Stockholder Approval until the FF Stockholder Approval was obtained.

May 2024 FF Registration Rights Agreement

As required by the May 2024 FF Purchase Agreement, the Company entered into a Registration Rights Agreement, dated as of May 16, 2024, between the Company and FirstFire (the “May 2024 FF Registration Rights Agreement”), pursuant to which the Company agreed to register the resale of the May 2024 FF Commitment Shares and the shares of common stock underlying the May 2024 FF Note and the May 2024 FF Warrants under the Securities Act pursuant to a registration statement. The Company agreed to file the registration statement with the SEC within 90 calendar days from the date of the May 2024 FF Purchase Agreement and have the registration statement declared effective by the SEC within 120 days from the date of the May 2024 FF Purchase Agreement. The Company also granted FirstFire certain piggyback registration rights pursuant to the May 2024 FF Purchase Agreement. A registration statement was filed with the SEC in order to comply with these requirements. Pursuant to the May 2024 FF Registration Rights Agreement, if the total number of shares issuable upon conversion of the May 2024 FF Notes or upon exercise of the May 2024 FF Warrants became greater than the number that could be offered for resale by means of the prospectus that formed a part of such registration statement, then the Company was required to register the additional shares of common stock for resale by means of one or more separate prospectuses.

May 2024 FF Note

The principal amount of the May 2024 FF Note was based on an original issue discount of 10% and bore interest at the rate of 10% per annum on a 365-day basis. The interest was guaranteed, which required that all interest that would accrue through the latest date of maturity (equal to $41,250) be paid. The May 2024 FF Note was to mature on the earlier of the 12-month anniversary date of the issuance date, or May 16, 2025, and the date of the consummation of a sale, conveyance or disposition of all or substantially all of the assets of the Company, or the consolidation, merger or other business combination of the Company with or into any other entity when the Company was not the survivor.

Under the May 2024 FF Note, the Company was required to make eight monthly amortization payments of $56,715 each, commencing September 16, 2024, and pay the entire remaining outstanding balance on May 16, 2025. The Company could prepay the May 2024 FF Note any time prior to an FF Notes Event of Default on 15 trading days’ prior written notice for an amount equal to 110% of the principal amount then outstanding and 110% of the accrued and unpaid interest outstanding.

Under the May 2024 FF Note, the holder of the May 2024 FF Note could at any time and from time to time, subject to a limitation on beneficial ownership to 4.99% of the common stock that would be outstanding immediately after conversion or exercise (the “FF Beneficial Ownership Limitation”) and the FF Exchange Limitation, convert the outstanding principal amount and accrued interest under the May 2024 FF Note into shares of common stock at an initial conversion price of $14.40 per share, subject to adjustment, including adjustments under full-ratchet anti-dilution provisions for any issuances of securities at a lower price per share or per underlying share of common stock to match the price of such lower-priced securities, other than for an Excluded Issuance (the “FF Notes Fixed Conversion Price”). If the Company failed to make an amortization payment when due under the May 2024 FF Note, the balance remaining under the May 2024 FF Note would become convertible, and the conversion price would become the lower of the then-applicable FF Notes Fixed Conversion Price and 80% of the lowest closing price of the common stock during the ten trading days prior to the date of a conversion of the May 2024 FF Note. If an FF Notes Event of Default occurred, then the balance remaining under the May 2024 FF Note would become convertible at the lower of the FF Notes Fixed Conversion Price, the closing price of the common stock on the date of the FF Notes Event of Default (or the next trading day if such date is not on a trading day), and $9.36 per share.

An FF Notes Event of Default would occur upon the occurrence of any of the following: The failure to pay obligations when due; failure to issue shares upon conversions as required; a material breach of representations and warranties or covenants; the entry of material judgments against certain of the Company’s subsidiaries; the initiation of bankruptcy or insolvency proceedings of certain of our subsidiaries; defaults on other indebtedness; failure to remain subject to and compliant with the Exchange Act; failure to maintain intellectual property and other necessary assets; the restatement of any financial statements; disclosure or attempted disclosure of material non-public information to the May 2024 FF Note holder; unavailability of Rule 144 under the Securities Act (“Rule 144”) for resales of the Company’s securities on or after six months from the issuance date of the May 2024 FF Note; and the delisting or suspension of listing of the Company’s common stock by the NYSE American. The occurrence of an FF Notes Event of Default would result in a number of additional obligations to the May 2024 FF Note holder, including acceleration and multiplication by 125% of the May 2024 FF Note balance; default interest at the rate of the lesser of (i) 15% per annum and (ii) the maximum amount permitted by law from the due date thereof until the same was paid; and the increase of the principal balance of the May 2024 FF Note by $3,000 each calendar month until the May 2024 FF Note was repaid in its entirety.

If, at any time prior to the full repayment or full conversion of all amounts owed under the May 2024 FF Note, the Company received cash proceeds from any source or series of related or unrelated sources on or after the date of the May 2024 FF Note, including but not limited to, from payments from customers, the issuance of equity or debt, the incurrence of Indebtedness (as defined in the June 2024 FF Note and the May 2024 FF Note), a merchant cash advance, sale of receivables or similar transaction, the exercise of outstanding warrants of the Company, the issuance of securities pursuant to an Equity Line of Credit of the Company or the Company’s offering of securities under Regulation A under the Securities Act, or the Company’s sale of assets (including but not limited to real property), the Company was required, within one business day of the Company’s receipt of such proceeds, to inform the holder of the May 2024 FF Note of or publicly disclose such receipt, following which the holder of the May 2024 FF Note would have the right in its sole discretion to require the Company to immediately apply up to 100% of such proceeds to repay all or any portion of the outstanding principal amount and interest (including any default interest) then due under the May 2024 FF Note. The 110% prepayment premium would apply to any repayment of the May 2024 FF Note pursuant to this requirement prior to the occurrence of an FF Notes Event of Default.

The May 2024 FF Note was a senior secured obligation of the Company, with priority over all existing and future indebtedness of the Company, except that the May 2024 FF Note was junior in priority to the Second SHB Promissory Note and, in accordance with the Amendment to May 2024 FF Transaction Documents, was pari passu in priority to the June 2024 FF Note. The Company repaid the Second SHB Promissory Note on July 26, 2024. The Company could not incur any Indebtedness that was senior to or pari passu with the obligations under the May 2024 FF Note. During the period that any obligation under the May 2024 FF Note remained outstanding, the Company could not, without the May 2024 FF Note holder’s prior written consent, declare or pay any dividends or other distributions on shares of capital stock except in the form of shares of common stock or distributions pursuant to a stockholders’ rights plan approved by a majority of the Company’s disinterested directors.

The Company also could not repurchase any capital stock or repay any indebtedness other than the May 2024 FF Note and the Second SHB Promissory Note while the Company had any obligation under the May 2024 FF Note without FirstFire’s written consent. The Company also could not (a) change the nature of its business; (b) sell, divest, change the structure of any material assets other than in the ordinary course of business; (c) enter into a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement); or (d) enter into any merchant cash advance transaction, sale of receivables transaction, or any other similar transaction, without the consent of FirstFire, which could not be unreasonably withheld. The May 2024 FF Note also contained a most favored nations provision with respect to the issuance of any debt securities of the Company.

On August 23, 2024, FirstFire converted $41,250 of the outstanding balance under the May 2024 FF Note into 2,865 shares of common stock at the FF Notes Fixed Conversion Price ($14.40 per share). On September 16, 2024, the Company made the first amortization payment required under the May 2024 FF Note of $56,715. On September 19, 2024, FirstFire effected two conversions of the May 2024 FF Note, which in aggregate converted the remaining balance of $355,785 under the May 2024 FF Note into 24,708 shares of common stock at the FF Notes Fixed Conversion Price.

May 2024 FF Warrants

First May 2024 FF Warrant

The First May 2024 FF Warrant was initially exercisable for up to 28,646 shares of common stock from the date of issuance until the fifth anniversary of the date of issuance. The holder could exercise the First May 2024 FF Warrant by a “cashless” exercise if the Market Price (as defined below) was less than the exercise price then in effect and there was no effective registration statement for the resale of the shares. The “Market Price” was defined as the highest traded price of the common stock during the 30 trading days before the date of the cashless exercise. The number of shares issuable upon cashless exercise would equal (i) the product of (a) the number of shares of common stock that the holder elected to purchase under the First May 2024 FF Warrant, times (b) the Market Price less the exercise price, divided by (ii) the Market Price.

Under the First May 2024 FF Warrant, the holder of the First May 2024 FF Warrant could at any time and from time to time, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation, exercise the First May 2024 FF Warrant to purchase shares of common stock at an initial exercise price of $14.40 per share, subject to adjustment, including adjustments under full-ratchet anti-dilution provisions for any issuances of securities at a lower price per share or per underlying share of common stock other than for an Excluded Issuance, or for any issuances of securities at a price which varies or may vary with the market price of the common stock, to match the price of such lower-priced or variable-priced securities, or for other dilution events. Simultaneous with any adjustment to the exercise price as a result of an anti-dilution adjustment, the number of shares underlying the First May 2024 FF Warrant would be adjusted proportionately so that after such adjustment the aggregate exercise price payable under the First May 2024 FF Warrant for the adjusted number of shares underlying the First May 2024 FF Warrant would be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise). The First May 2024 FF Warrant also contained rights to any rights to purchase securities of the Company distributed pro rata to the stockholders of the Company.

Second May 2024 FF Warrant

The Second May 2024 FF Warrant was exercisable for up to 5,209 shares of common stock at an initial exercise price of $0.48 per share from the date (the “Second FF Warrants Trigger Date”) of an FF Notes Event of Default until the fifth anniversary of the Second FF Warrants Trigger Date, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation. The Second May 2024 FF Warrant would automatically be canceled if the May 2024 FF Note was fully repaid in cash prior to any FF Notes Event of Default. The Second May 2024 FF Warrant otherwise had the same terms and conditions as the First May 2024 FF Warrant.

June 2024 Amendment to May 2024 Transaction Documents with FirstFire

On June 18, 2024, the Company entered into the Amendment to May 2024 FF Transaction Documents. The Amendment to May 2024 FF Transaction Documents contained agreements relating to the May 2024 FF Purchase Agreement and the May 2024 FF Note and an amendment to the original May 2024 FF Purchase Agreement.

The Amendment to May 2024 FF Transaction Documents provided that neither the Company’s execution of the June 2024 FF Purchase Agreement (as defined below) and the related transaction documents, nor the Company’s issuance of securities to FirstFire pursuant to the June 2024 FF Purchase Agreement and the related transaction documents, will cause a breach of any provision of the May 2024 FF Purchase Agreement or an FF Notes Event of Default. The Amendment to May 2024 FF Transaction Documents further provided that the issuance of the June 2024 FF Note was permitted, and that the June 2024 FF Note will be pari passu in priority to the May 2024 FF Note, notwithstanding anything to the contrary in the May 2024 FF Purchase Agreement or the May 2024 FF Note. In addition, the original May 2024 FF Purchase Agreement was amended to delete a provision that, upon meeting certain terms and conditions, at the Company’s option, FirstFire would be required to fund the purchase price of at least an additional $175,000 under the same terms and conditions as the May 2024 FF Purchase Agreement and related transaction documents.

Placement Agent Compensation Relating to May 2024 FirstFire Private Placement

Under the Boustead Engagement Letter, under which Boustead acted as the placement agent in connection with the initial transaction contemplated by the May 2024 FF Purchase Agreement, the Company paid to Boustead a cash fee of $26,250, equal to 7% of the purchase price of the May 2024 FF Note, and a non-accountable expense allowance of $3,750, equal to 1% of the purchase price of the May 2024 FF Note. The Company also issued Boustead 274 shares of common stock, equal to 7% of the May 2024 FF Commitment Shares. In addition, the Company issued a placement agent warrant to purchase up to 7% of the shares issuable upon exercise of the First May 2024 FF Warrant, or 2,006 shares, with an exercise price of $14.40 per share (the “FF Placement Agent Warrant”). The number of shares that may be issued upon exercise of the FF Placement Agent Warrant was limited by the FF Exchange Limitation until the Company obtains the FF Stockholder Approval. The FF Placement Agent Warrant will be exercisable for a period of five years from the date of issuance, contains cashless exercise provisions, and may have certain registration rights.

Under the Boustead Engagement Letter, the Company also issued to Boustead a placement agent warrant to purchase up to a number of shares equal to 7% of the shares of common stock issuable upon exercise of the Second May 2024 FF Warrant, or 365 shares, at an exercise price of $0.48 per share (the “Second May 2024 Placement Agent Warrant”), exercisable for five years from the Second FF Warrants Trigger Date.

On June 18, 2024, the Company entered into a Warrant Cancellation Agreement, dated as of June 18, 2024, between the Company and Boustead, which provided that the Second May 2024 Placement Agent Warrant was cancelled and of no further effect, and that no other compensation will be issued to Boustead by the Company in lieu of the Second May 2024 Placement Agent Warrant. No portion of the Second May 2024 Placement Agent Warrant had been exercised prior to its cancellation.

June 2024 FirstFire Private Placement

On June 18, 2024, the Company entered into the Securities Purchase Agreement, dated as of June 18, 2024 (the “June 2024 FF Purchase Agreement”), between the Company and FirstFire, pursuant to which, as a private placement transaction, the Company was required to issue FirstFire a senior secured promissory note on June 18, 2024, in the principal amount of $198,611 (the “June 2024 FF Note” and together with the May 2024 FF Note, the “FF Notes”); 1,881 shares of common stock (the “June 2024 FF Commitment Shares”), as partial consideration for the purchase of the June 2024 FF Note; a warrant at an initial exercise price of $14.40 per share (the “First June 2024 FF Warrant”) for the purchase of up to 13,793 shares of common stock at an initial exercise price of $14.40 per share, as partial consideration for the purchase of the June 2024 FF Note; and a warrant (the “Second June 2024 FF Warrant” and together with the First June 2024 FF Warrant, the “June 2024 FF Warrants” and the June 2024 FF Warrants together with the May 2024 FF Warrants, the “FF Warrants”) for the purchase of up to 2,508 shares of common stock at an initial exercise price of $0.48 per share exercisable from the Second FF Warrants Trigger Date, that we issued to FirstFire as partial consideration for the purchase of the June 2024 FF Note.

The Company also entered into a Security Agreement, dated as of June 18, 2024, between the Company and FirstFire, under which the Company agreed to grant FirstFire a security interest to secure the Company’s obligations under the June 2024 FF Note in all assets of the Company except for the SHB Collateral, until the full repayment of the Second SHB Promissory Note, pursuant to the Second SHB Loan Agreement. The SHB CD underlying the SHB Collateral was closed and redeemed and the Second SHB Promissory Note was repaid on July 26, 2024. The SHB CD underlying the SHB Collateral was closed and redeemed and the Second SHB Promissory Note was repaid on July 26, 2024, and the SHB Assignment of Deposit and the Second SHB Loan Agreement are no longer in effect.

The closing of the transaction contemplated by the June 2024 FF Purchase Agreement, including FirstFire’s payment of the purchase price of $175,000, was subject to certain conditions. On June 18, 2024, such conditions were met. As a result, the June 2024 FF Commitment Shares, the June 2024 FF Note and the June 2024 FF Warrants were issued as of June 18, 2024, and FirstFire paid $175,000, of which the Company received $154,500 in net proceeds after deductions of the placement agent’s fee of $12,250 and non-accountable expense allowance of $1,750, and FirstFire counsel’s fees of $6,500.

June 2024 FF Purchase Agreement

Under the June 2024 FF Purchase Agreement, until the June 2024 FF Note had been fully converted or repaid, the June 2024 FF Note holder had participation rights and rights of first refusal on any offers of the Company’s securities other than offerings previously disclosed in the Company’s reports filed with the SEC or any Excluded Issuance (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement), and most favored nation rights on any offers of the Company’s securities other than for an Excluded Issuance. The Company was also prohibited from effecting or entering into an agreement involving a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement) other than pursuant to an “at-the-market” agreement with a registered broker-dealer, whereby such registered broker-dealer was acting as principal in the purchase of common stock from the Company or an Equity Line of Credit, without the consent of FirstFire, which could not be unreasonably withheld. In addition, the Company could not issue or agree, propose, or offer to issue any shares of common stock or securities with underlying common stock prior to the 30th calendar day after the date of the June 2024 FF Purchase Agreement other than an Excluded Issuance.

The June 2024 FF Purchase Agreement (as well as the June 2024 FF Note and the June 2024 FF Warrants) provided that the maximum amount of shares of common stock issuable under the June 2024 FF Note and the June 2024 FF Warrants was limited to the FF Exchange Limitation until the Company obtained the FF Stockholder Approval. The Company was required to hold a meeting of stockholders on or before the date that was six months after the date of the June 2024 FF Purchase Agreement, for the purpose of obtaining the FF Stockholder Approval, with the recommendation of the Company’s board of directors that such proposal be approved; the Company was required to solicit proxies from the Company’s stockholders in connection with the proposal in the same manner as all other management proposals in such proxy statement; and all management-appointed proxyholders were required to vote their proxies in favor of such proposal. In addition, all members of the Company’s board of directors and all of the Company’s executive officers were required to vote in favor of such proposal, for purposes of obtaining the FF Stockholder Approval, with respect to all of the Company’s securities then held by such persons, and the Company was generally required to use the Company’s commercially reasonable efforts to obtain the FF Stockholder Approval. If the Company did not obtain the FF Stockholder Approval at the first meeting at which the proposal was voted upon, the Company was required to call a stockholder meeting as often as possible thereafter to seek the FF Stockholder Approval until the FF Stockholder Approval was obtained.

June 2024 FF Registration Rights Agreement

As required by the June 2024 FF Purchase Agreement, the Company entered into a Registration Rights Agreement, dated as of June 18, 2024, between the Company and FirstFire (the “June 2024 FF Registration Rights Agreement”), pursuant to which the Company agreed to register the resale of the June 2024 FF Commitment Shares and the shares of common stock underlying the June 2024 FF Note and the June 2024 FF Warrants under the Securities Act pursuant to a registration statement. The Company agreed to file the registration statement with the SEC within 90 calendar days from the date of the June 2024 FF Purchase Agreement and have the registration statement declared effective by the SEC within 120 days from the date of the June 2024 FF Purchase Agreement. The Company also granted FirstFire certain piggyback registration rights pursuant to the June 2024 FF Purchase Agreement. A registration statement was filed with the SEC in order to comply with these requirements. Pursuant to the June 2024 FF Registration Rights Agreement, if the total number of shares issuable upon conversion of the June 2024 FF Note or upon exercise of the June 2024 FF Warrants became greater than the number that may be offered for resale by means of the prospectus that formed a part of such registration statement, then the Company was required to register the additional shares of common stock for resale by means of one or more separate prospectuses.

June 2024 FF Note

The principal amount of the June 2024 FF Note was based on an original issue discount of 10% and bore bear interest at the rate of 10% per annum on a 365-day basis. The interest was be guaranteed, which required that all interest that would accrue through the latest date of maturity (equal to approximately $19,861) be paid. The June 2024 FF Note was to mature on the earlier of the 12-month anniversary date of the issuance date, or June 18, 2025, and the date of the consummation of a sale, conveyance or disposition of all or substantially all of the assets of the Company, or the consolidation, merger or other business combination of the Company with or into any other entity when the Company was not the survivor.

Under the June 2024 FF Note, the Company was required to make eight monthly amortization payments of approximately $27,309 each, commencing October 18, 2024, and pay the entire remaining outstanding balance on June 18, 2025. The Company could prepay the June 2024 FF Note any time prior to an FF Notes Event of Default on 15 trading days’ prior written notice for an amount equal to 110% of the principal amount then outstanding and 110% of the accrued and unpaid interest outstanding.

Under the June 2024 FF Note, the holder of the June 2024 FF Note could at any time and from time to time, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation, convert the outstanding principal amount and accrued interest under the June 2024 FF Note into shares of common stock at the initial FF Notes Fixed Conversion Price. If the Company failed to make an amortization payment when due under the June 2024 FF Note, the balance remaining under the June 2024 FF Note will become convertible, and the conversion price would become the lower of the then-applicable FF Notes Fixed Conversion Price and 80% of the lowest closing price of the common stock during the ten trading days prior to the date of a conversion of the June 2024 FF Note. If an FF Notes Event of Default occurred, then the balance remaining under the June 2024 FF Note would become convertible at the lower of the FF Notes Fixed Conversion Price, the closing price of the common stock on the date of the FF Notes Event of Default (or the next trading day if such date is not on a trading day), and $9.36 per share.

An FF Notes Event of Default would occur upon the occurrence of any of the following: The failure to pay obligations when due; failure to issue shares upon conversions as required; a material breach of representations and warranties or covenants; the entry of material judgments against certain of the Company’s subsidiaries; the initiation of bankruptcy or insolvency proceedings of certain of the Company’s subsidiaries; defaults on other indebtedness; failure to remain subject to and compliant with the Exchange Act; failure to maintain intellectual property and other necessary assets; the restatement of any financial statements; disclosure or attempted disclosure of material non-public information to the June 2024 FF Note holder; unavailability of Rule 144 for resales of the Company’s securities on or after six months from the issuance date of the June 2024 FF Note; and the delisting or suspension of listing of the Company’s common stock by the NYSE American. The occurrence of an FF Notes Event of Default would result in a number of additional obligations to the June 2024 FF Note holder, including acceleration and multiplication by 125% of the June 2024 FF Note balance; default interest at the rate of the lesser of (i) 15% per annum and (ii) the maximum amount permitted by law from the due date thereof until the same was paid; and the increase of the principal balance of the June 2024 FF Note by $3,000 each calendar month until the June 2024 FF Note was repaid in its entirety.

If at any time prior to the full repayment or full conversion of all amounts owed under the June 2024 FF Note the Company received cash proceeds from any source or series of related or unrelated sources on or after the date of the June 2024 FF Note, including but not limited to, payments from customers, the issuance of equity or debt, the incurrence of Indebtedness, a merchant cash advance, sale of receivables or similar transaction, the exercise of outstanding warrants of the Company, the issuance of securities pursuant to an Equity Line of Credit of the Company or the Company’s offering of securities under Regulation A under the Securities Act, or the Company’s sale of assets (including but not limited to real property), the Company was required, within one business day of the Company’s receipt of such proceeds, to inform the holder of the June 2024 FF Note of or publicly disclose such receipt, following which the holder of the June 2024 FF Note would have the right in its sole discretion to require the Company to immediately apply up to 100% of such proceeds to repay all or any portion of the outstanding principal amount and interest (including any default interest) then due under the June 2024 FF Note, not including any such proceeds used to repay the May 2024 FF Note. The 110% prepayment premium would apply to any repayment of the June 2024 FF Note pursuant to this requirement prior to the occurrence of an FF Notes Event of Default.

The June 2024 FF Note was a senior secured obligation of the Company, with priority over all existing and future indebtedness of the Company, except that the June 2024 FF Note provided that it was pari passu in priority to the May 2024 FF Note, and was junior in priority to the Second SHB Promissory Note. The Company repaid the Second SHB Promissory Note on July 26, 2024. The Company could not incur any Indebtedness that was senior to or pari passu with the obligations under the June 2024 FF Note. During the period that any obligation under the June 2024 FF Note remained outstanding, the Company could not, without the June 2024 FF Note holder’s prior written consent, declare or pay any dividends or other distributions on shares of capital stock except in the form of shares of common stock or distributions pursuant to a stockholders’ rights plan approved by a majority of the Company’s disinterested directors.

The Company also could not repurchase any capital stock or repay any indebtedness other than the May 2024 FF Note and the Second SHB Promissory Note while the Company had any obligation under the June 2024 FF Note without FirstFire’s written consent. The Company also could not (a) change the nature of its business; (b) sell, divest, change the structure of any material assets other than in the ordinary course of business; (c) enter into a Variable Rate Transaction (as defined in the June 2024 FF Purchase Agreement and the May 2024 FF Purchase Agreement); or (d) enter into any merchant cash advance transaction, sale of receivables transaction, or any other similar transaction, without the consent of FirstFire, which could not be unreasonably withheld. The June 2024 FF Note also contained a most favored nations provision with respect to the issuance of any debt securities of the Company.

On September 19, 2024, FirstFire converted the entire balance under the June 2024 FF Note of $218,472 into 15,172 shares of common stock at the FF Notes Fixed Conversion Price ($14.40 per share).

June 2024 FF Warrants

First June 2024 FF Warrant

The First June 2024 FF Warrant was exercisable for up to 13,793 shares of common stock from the date of issuance until the fifth anniversary of the date of issuance. The holder could exercise the First June 2024 FF Warrant by a “cashless” exercise if the Market Price was less than the exercise price then in effect and there was no effective registration statement for the resale of the shares. The number of shares issuable upon cashless exercise would equal (i) the product of (a) the number of shares of common stock that the holder elected to purchase under the First June 2024 FF Warrant, times (b) the Market Price less the exercise price, divided by (ii) the Market Price.

Under the First June 2024 FF Warrant, the holder of the First June 2024 FF Warrant could at any time and from time to time, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation, exercise the First June 2024 FF Warrant to purchase shares of common stock at an initial exercise price of $14.40 per share, subject to adjustment, including adjustments under full-ratchet anti-dilution provisions for any issuances of securities at a lower price per share or per underlying share of common stock other than for an Excluded Issuance, or for any issuances of securities at a price which varies or may vary with the market price of the common stock, to match the price of such lower-priced or variable-priced securities, or for other dilution events. Simultaneous with any adjustment to the exercise price as a result of an anti-dilution adjustment, the number of shares underlying the First June 2024 FF Warrant would be adjusted proportionately so that after such adjustment the aggregate exercise price payable under the First June 2024 FF Warrant for the adjusted number of shares underlying the First June 2024 FF Warrant would be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise). The First June 2024 FF Warrant also contained rights to any rights to purchase securities of the Company distributed pro rata to the stockholders of the Company.

Second June 2024 FF Warrant

The Second June 2024 FF Warrant was exercisable for up to 2,508 shares of common stock at an initial exercise price of $0.48 per share from the Second FF Warrants Trigger Date until the fifth anniversary of the Second FF Warrants Trigger Date, subject to the FF Beneficial Ownership Limitation and the FF Exchange Limitation. The Second June 2024 FF Warrant would automatically be cancelled if the June 2024 FF Note was fully repaid in cash prior to any FF Notes Event of Default. The Second June 2024 FF Warrant otherwise had the same terms and conditions as the First June 2024 FF Warrant.

Placement Agent Compensation Relating to June 2024 FirstFire Private Placement

Under the Boustead Engagement Letter, Boustead acted as placement agent in the transaction described above. Pursuant to the Boustead Engagement Letter, the Company paid Boustead a commission of $12,250, equal to 7% of the gross proceeds from this transaction, and a non-accountable expense allowance of $1,750, equal to 1% of the gross proceeds from this transaction. Boustead waived any rights to compensation from the issuance of warrants to purchase common stock of the Company under the Boustead Engagement Letter with respect to this transaction, and deferred any rights to compensation from the issuance of shares of common stock under the Boustead Engagement Letter with respect to this transaction.

September 26, 2025 Voluntary Temporary Offer of Reduced Exercise Price of Warrants Issued to FirstFire Global Opportunities Fund, LLC

On September 26, 2024, the Company delivered a letter (the “September 2024 Reduced Exercise Price Offer”) to FirstFire containing an offer to voluntarily temporarily reduce the exercise price under the FirstFire Warrants from the applicable exercise price of $14.40 per share to $12.00 per share (the “September 2024 Reduced Exercise Price”). On the same date, FirstFire accepted and executed the September 2024 Reduced Exercise Price Offer. The September 2024 Reduced Exercise Price Offer was subject to certain terms and conditions, including the following: (i) The FirstFire Warrants could only be exercised at the September 2024 Reduced Exercise Price on or prior to October 14, 2024; (ii) no adjustment to the number of shares issuable upon exercise of the FirstFirst Warrants would occur as a result of the September 2024 Reduced Exercise Price Offer or any exercise of the FirstFire Warrants according to its terms; and (iii) the September 2024 Reduced Exercise Price Offer would have no effect on the terms and conditions of the Redemption Agreement, dated as of August 12, 2024, between the Company and FirstFire (the “Redemption Agreement”), such that any exercise of the FirstFire Warrants at the September 2024 Reduced Exercise Price would reduce the Redemption Price (as defined by the Redemption Agreement) for the remaining unexercised portion of the FirstFire Warrants by the same amount as would apply to an exercise of the FirstFire Warrants at the initial exercise price of $14.40 per share. The September 2024 Reduced Exercise Price Offer expired on October 14, 2024, without exercise of the FirstFire Warrants.

October 15, 2024 Voluntary Temporary Offer of Reduced Exercise Price of Warrants Issued to FirstFire Global Opportunities Fund, LLC

On October 15, 2024, the Company delivered a letter (the “October 2024 Reduced Exercise Price Offer”) to FirstFire containing a new offer to voluntarily temporarily reduce the exercise price under the FirstFire Warrants from the applicable exercise price of $14.40 per share to $12.00 per share (the “October 2024 Reduced Exercise Price”). On the same date, FirstFire accepted and executed the October 2024 Reduced Exercise Price Offer. The October 2024 Reduced Exercise Price Offer was subject to certain terms and conditions, including the following: (i) The FirstFire Warrants could only be exercised at the October 2024 Reduced Exercise Price on or prior to November 8, 2024; (ii) no adjustment to the number of shares issuable upon exercise of the FirstFirst Warrants would occur as a result of the October 2024 Reduced Exercise Price Offer or any exercise of the FirstFire Warrants according to its terms; and (iii) the October 2024 Reduced Exercise Price Offer would have no effect on the terms and conditions of the Redemption Agreement, such that any exercise of the FirstFire Warrants at the October 2024 Reduced Exercise Price would reduce the Redemption Price for the remaining unexercised portion of the FirstFire Warrants by the same amount as would apply to an exercise of the FirstFire Warrants at the initial exercise price of $14.40 per share. In addition, under the terms of the October 2024 Reduced Exercise Price Offer, any attempt to exercise the FirstFire Warrants by cashless exercise at the Reduced Exercise Price would be null and void. The October 2024 Reduced Exercise Price Offer expired on November 8, 2024, without exercise of the FirstFire Warrants.

November 12, 2024 Voluntary Temporary Offer of Reduced Exercise Price of Warrants Issued to FirstFire Global Opportunities Fund, LLC

On November 12, 2024, the Company delivered a letter (the “November 12, 2024 Reduced Exercise Price Offer”) to FirstFire containing a new offer to voluntarily temporarily reduce the exercise price under the FirstFire Warrants from the applicable exercise price of $14.40 per share to $5.76 per share (the “November 12, 2024 Reduced Exercise Price”). On the same date, FirstFire accepted and executed the November 12, 2024 Reduced Exercise Price Offer. The November 12, 2024 Reduced Exercise Price Offer was subject to certain terms and conditions, including the following: (i) The FirstFire Warrants could only be exercised at the November 12, 2024 Reduced Exercise Price on or prior to December 13, 2024; (ii) no adjustment to the number of shares issuable upon exercise of the FirstFirst Warrants would occur as a result of the November 12, 2024 Reduced Exercise Price Offer or any exercise of the FirstFire Warrants according to its terms; and (iii) the November 12, 2024 Reduced Exercise Price Offer would have no effect on the terms and conditions of the Redemption Agreement, such that any exercise of the FirstFire Warrants at the November 12, 2024 Reduced Exercise Price would reduce the Redemption Price for the remaining unexercised portion of the FirstFire Warrants by the same amount as would apply to an exercise of the FirstFire Warrants at the initial exercise price of $14.40 per share. In addition, under the terms of the November 12, 2024 Reduced Exercise Price Offer, any attempt to exercise the FirstFire Warrants by cashless exercise at the November 12, 2024 Reduced Exercise Price would be null and void.

On November 13, 2024, the First June 2024 FF Warrant was fully exercised to purchase 13,793 shares of common stock at the November 12, 2024 Reduced Exercise Price pursuant to the November 12, 2024 Reduced Exercise Price Offer. The Company received proceeds of $79,444.

November 25, 2024 Voluntary Temporary Offer of Reduced Exercise Price of Warrant Issued to FirstFire Global Opportunities Fund, LLC

On November 25, 2024, the Company delivered a letter (the “November 25, 2024 Reduced Exercise Price Offer”) to FirstFire containing an offer to voluntarily temporarily reduce the exercise price under the First May 2024 FF Warrant from the applicable exercise price of $14.40 per share to $3.00 per share (the “November 25, 2024 Reduced Exercise Price”). On the same date, FirstFire accepted and executed the November 25, 2024 Reduced Exercise Price Offer. The November 25, 2024 Reduced Exercise Price Offer was subject to certain terms and conditions, including the following: (i) The First May 2024 FF Warrant could only be exercised at the November 25, 2024 Reduced Exercise Price on or prior to December 13, 2024; (ii) no adjustment to the number of shares issuable upon exercise of the First May 2024 FF Warrant would occur as a result of the November 25, 2024 Reduced Exercise Price Offer or any exercise of the First May 2024 FF Warrant according to its terms; (iii) the November 25, 2024 Reduced Exercise Price Offer would have no effect on the terms and conditions of the Redemption Agreement, such that any exercise of the First May 2024 FF Warrant at the November 25, 2024 Reduced Exercise Price would reduce the Redemption Price for the remaining unexercised portion of the First May 2024 FF Warrant by the same amount as would apply to an exercise of the First May 2024 FF Warrant at the initial exercise price of $14.40 per share; and (iv) any anti-dilution rights under or applicable to the First May 2024 FF Warrant with respect to any “at the market offering” (as defined under Rule 415(a)(4) under the Securities Act, including, but not limited to, any such rights that may be provided for under Section 2 of the First May 2024 FF Warrant, were permanently waived.

On December 2, 2024, the First May 2024 FF Warrant was exercised to purchase 10,000 shares of common stock at the November 25, 2024 Reduced Exercise Price pursuant to the November 25, 2024 Reduced Exercise Price Offer. The Company received proceeds of $30,000.

January 29, 2025 Voluntary Temporary Offer of Reduced Exercise Price of Warrants Issued to FirstFire Global Opportunities Fund, LLC

On January 29, 2025, the Company delivered a letter (the “January 2025 Reduced Exercise Price Offer”) to FirstFire containing an offer to voluntarily temporarily reduce the exercise price under the First May 2024 FF Warrant from the applicable exercise price of $14.40 per share to $1.25 per share (the “January 2025 Reduced Exercise Price”). On the same date, FirstFire accepted and executed the January 2025 Reduced Exercise Price Offer. The January 2025 Reduced Exercise Price Offer was subject to certain terms and conditions, including the following: (i) The First May 2024 FF Warrant could only be exercised at the January 2025 Reduced Exercise Price on or prior to February 12, 2025; (ii) no adjustment to the number of shares issuable upon exercise of the First May 2024 FF Warrant could occur as a result of the January 2025 Reduced Exercise Price Offer or any exercise of the First May 2024 FF Warrant according to its terms; (iii) the January 2025 Reduced Exercise Price Offer had no effect on the terms and conditions of the Redemption Agreement, such that any exercise of the First May 2024 FF Warrant at the January 2025 Reduced Exercise Price would reduce the Redemption Price for the remaining unexercised portion of the First May 2024 FF Warrant by the same amount as would apply to an exercise of the First May 2024 FF Warrant at the initial Exercise Price of $14.40 per share; and (iv) any anti-dilution rights under or applicable to the First May 2024 FF Warrant with respect to any “at the market offering” (as defined under Rule 415(a)(4) under the Securities Act), including, but not limited to, any such rights that may be provided for under Section 2 of the First May 2024 FF Warrant, were permanently waived.

On January 30, 2025, the First May 2024 FF Warrant was exercised to purchase all of the remaining 18,646 shares of common stock underlying the First May 2024 FF Warrant at the January 2025 Reduced Exercise Price pursuant to the January 2025 Reduced Exercise Price Offer. The Company received proceeds of $23,308.

July 2024 Private Placement with Clayton Adams

Under the Subscription Agreement, dated as of July 23, 2024 (the “Adams Subscription Agreement”), between the Company and Clayton Adams (“Adams”), Adams agreed to pay $100,000 to the Company and the Company issued a pre-funded warrant to purchase 6,945 shares of common stock of the Company to Adams at an exercise price of $0.48 per share (the “Adams Warrant”). Exercise rights under the Adams Warrant were subject to a limitation on beneficial ownership to 4.99% of the common stock that would be outstanding immediately after exercise, and any change in this percentage would not be effective until the 61st day after such change is agreed to (the “Offered Securities Beneficial Ownership Limitation”). The Adams Warrant provided that it would become exercisable on the date that the NYSE American authorized the issuance of shares pursuant to exercise with respect to the number of shares authorized for such issuance, or the date that the Company is no longer listed on the NYSE American (the “Offered Securities Exchange Condition”). Pursuant to the authorization of the NYSE American, this condition for exercise was met. The Adams Warrant could be exercised on a cashless basis. The Adams Subscription Agreement also provided certain registration rights with respect to the shares issuable upon exercise of the Adams Warrant.

On September 10, 2024, the Adams Warrant was exercised to purchase 4,902 shares of common stock, and on September 19, 2024, the Adams Warrant was exercised to purchase the remaining 2,043 shares of common stock, for total proceeds of $3,333.

Issuance of Warrant to Boustead Securities, LLC In Connection With July 2024 Private Placement with Clayton Adams

Pursuant to the Boustead Engagement Letter, the Company was required to pay Boustead a commission equal to 7% of the gross proceeds from the July 2024 private placement with Clayton Adams and a non-accountable expense allowance equal to 1% of the gross proceeds from such transaction. Boustead deferred its rights to the commission and non-accountable expense allowance. Pursuant to the Boustead Engagement Letter, on July 25, 2024, the Company issued Boustead a warrant to purchase 487 shares of common stock at an exercise price of $14.40 per share for a term of five years from the date of issuance (the “July 2024 Boustead Warrant”). The July 2024 Boustead Warrant may be exercised on a cashless basis. Exercise rights under the July 2024 Boustead Warrant were initially subject to the Offered Securities Exchange Condition. Pursuant to the authorization of the NYSE American, this condition for exercise has been met.

Termination Agreement with Boustead Securities, LLC

On September 18, 2024, the Company entered into the Termination Agreement, dated as of September 18, 2024 (the “Boustead Termination Agreement”), between the Company and Boustead. The parties entered into the Boustead Termination Agreement in order to terminate the Boustead Engagement Letter, pursuant to which Boustead had certain rights to act as a financial advisor to the Company. The Boustead Termination Agreement also provides for the termination of the right of first refusal (the “Boustead Right of First Refusal”) provided under the Underwriting Agreement, dated as of November 13, 2023, between the Company and Boustead, as representative of the underwriters in connection with the Company’s firm commitment underwritten initial public offering (the “Underwriting Agreement”), in exchange for the issuance of the Termination Shares (as defined below).

The Boustead Termination Agreement required that the Company issue to Boustead 1,303 shares (the “Initial Termination Shares”) of the Company’s common stock by the later of the date that is (i) five business days after the date of the Boustead Termination Agreement and (ii) the date that the NYSE American authorizes the issuance of the Initial Termination Shares (the “Termination Date”). On the Termination Date, the Boustead Engagement Letter and the Boustead Right of First Refusal and rights and obligations pursuant to the Boustead Engagement Letter and the Boustead Right of First Refusal will be terminated except with respect to certain customary surviving provisions.

The Boustead Termination Agreement provides that upon issuance of common stock or other securities that are exercisable or exchangeable for, or convertible into, common stock of the Company to any third party (other than Boustead or any affiliate of Boustead), the Company will issue to Boustead a number of shares of common stock equal to 10.35% of the shares of common stock (or other securities) so issued by the Company in any such transaction other than a Change in Control (as defined in the Boustead Termination Agreement) (the “Additional Termination Shares,” and, together with the Initial Termination Shares, the “Termination Shares”), by the later of (i) five business days after the date of such issuance and (ii) the date that the NYSE American authorizes the issuance of the Additional Termination Shares. The Company’s obligation to issue Additional Termination Shares will cease immediately prior to the effective date of a Change in Control and, for the avoidance of doubt, Boustead will not be entitled to any percentage of the securities issued by the Company in connection with the Change in Control.

The Termination Shares have piggyback registration rights. The Boustead Termination Agreement provides that Boustead will not sell more than 10% of the total trading volume on any trading day, provided that the Termination Shares are registered for resale under an effective registration statement. Boustead will also agree to any leak-out provisions requested by the Company, which will be consistent with any leak-out agreement signed by other parties in connection with a Change in Control.

In addition, the Boustead Termination Agreement requires that if the Company raises at least $1 million in gross proceeds from a financing, the Company will pay Boustead $100,000 as partial consideration under the Boustead Termination Agreement and $68,467.43 to pay an existing account payable owed by the Company to Boustead.

On October 15, 2024, the Company entered into a letter agreement, dated as of October 15, 2024 (the “Termination Agreement Amendment”), between the Company and Boustead. The Termination Agreement Amendment amends and supplements the Boustead Termination Agreement to provide that notwithstanding anything to the contrary, the aggregate number of shares of common stock issuable to Boustead pursuant to the Boustead Termination Agreement will be limited to no more than 19.99% of the aggregate number of shares issued and outstanding shares of common stock immediately prior to the execution of the Boustead Termination Agreement, or 1,571 shares of common stock, which number of shares shall be reduced, on a share-for-share basis, by the number of shares of common stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the Boustead Termination Agreement under applicable rules of the NYSE American (the “Termination Shares Exchange Cap”), unless the Company’s stockholders have approved the issuance of common stock pursuant to the Boustead Termination Agreement in excess of that amount in accordance with the applicable rules of the NYSE American (the “Exchange Cap Stockholder Approval”).

The Termination Agreement Amendment states that the Company will be required to file a registration statement on Form S-4 that includes a joint proxy statement/prospectus relating to a certain stockholder meeting of the Company (the “Boustead Transaction Stockholder Meeting”). The Termination Agreement Amendment provides that the Company will solicit proxies to vote for the Exchange Cap Stockholder Approval at the Boustead Transaction Stockholder Meeting and to include all necessary information to obtain the Exchange Cap Stockholder Approval in the related proxy statement. If the Company files a proxy statement in connection with any other meeting of stockholders, or an information statement in connection with a written consent of stockholders in lieu of a stockholder meeting, prior to the DRCR Transaction Stockholder Meeting, it will include a proposal to obtain the Exchange Cap Stockholder Approval in such proxy statement and solicit proxies for such Exchange Cap Stockholder Approval, or include disclosure of the Exchange Cap Stockholder Approval in such information statement, in each case in accordance with applicable rules of the SEC to obtain the Exchange Cap Stockholder Approval.

The Termination Agreement Amendment provides that if the Company fails to obtain the Exchange Cap Stockholder Approval by the Extended Meeting Deadline (as defined in the Termination Agreement Amendment), then the Company will promptly, and in any event within 15 days of the Extended Meeting Deadline, make a true up cash payment to Boustead in an amount equal to the product of (i) the number of additional shares of common stock that Boustead would have received pursuant to the Boustead Termination Agreement, but for the Termination Shares Exchange Cap, multiplied by (ii) the value weighted average price of the common stock for the 30-day period ending on the day of the Extended Meeting Deadline.

The execution of the Termination Agreement Amendment was determined to be necessary in order for the Company and Boustead to effectuate the Termination Agreement.

On October 17, 2024, the Company issued the Initial Termination Shares to Boustead, resulting in the termination of the Boustead Engagement Letter and the Boustead Right of First Refusal.

On February 6, 2025, the Company paid Boustead $168,467.43 pursuant to the Boustead Termination Agreement.

DRCR Convertible Promissory Note

On October 7, 2024, the Company issued a Convertible Promissory Note to Dear Cashmere Group Holding Company, a Nevada corporation (“DRCR”), dated October 7, 2024, in the principal amount of $150,000 (the “October 2024 Note”). The principal accrued interest at an annual rate of 35%. The principal and accrued interest became payable on the date of written demand any time after the closing of the Company’s next financing transaction (the “Payment Date”). The Company was required to make full payment of the balance of all principal and accrued interest on the Payment Date. The Company could prepay the principal and any interest then due without penalty. If any amount was not paid when due, such overdue amount would accrue default interest at a rate of 37%. The October 2024 Note contained customary representations, warranties, and events of default provisions.

In addition, the October 2024 Note provided that at any time after an event of default, the holder of the October 2024 Note could convert the outstanding principal amount plus accrued and unpaid interest into shares of common stock at a conversion price of $691.20 per share, subject to adjustment for stock splits and similar transactions. The conversion right was subject to prior authorization (“Exchange Authorization”) of the NYSE American LLC (the “NYSE American”). The October 2024 Note would be amended to incorporate any modifications requested by the NYSE American in order to provide the Exchange Authorization.

On March 4, 2025, the Company made full payment of the balance of all principal and accrued interest under the October 2024 Note. The outstanding balance at June 30, 2025 is $0.

Stock Purchase Agreement with Dear Cashmere Group Holding Company; Termination

On January 28, 2025, the Company entered into a Stock Purchase Agreement (the “DRCR Purchase Agreement”), dated as of January 28, 2025 (the “Effective Date”), by and among the Company, Dear Cashmere Group Holding Company, a Nevada corporation (“DRCR”), James Gibbons (“Gibbons”), and Nicolas Link (together with Gibbons, the “Sellers”). The DRCR Purchase Agreement provided that, subject to the satisfaction or waiver of the conditions set forth in the DRCR Purchase Agreement, the Company would consummate the transactions (the “DRCR Transactions”) contemplated by the DRCR Purchase Agreement at the date (the “DRCR Closing Date”) of the closing of the DRCR Transactions (the “DRCR Closing”). The DRCR Transactions were contemplated to include (a) the Company’s issuance to the Sellers of (i) shares of common stock constituting 19.99% of its outstanding shares of common stock; and (ii) an aggregate of 19,782.720 shares of a Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company, which would automatically convert, upon and subject to certain conditions, into 19,782,720 shares of common stock (the “Preferred Stock Conversion”); and (b) the Sellers’ sale and transfer to the Company of the number of shares of common stock and preferred stock of DRCR that represent in the aggregate 99.13% of the issued and outstanding capital stock and aggregate voting power of DRCR.

The DRCR Purchase Agreement contemplated that: (a) the Company may enter into agreements with additional stockholders of DRCR to purchase their shares of DRCR, pursuant to the terms and conditions set forth in the respective purchase agreements (the “Additional Agreements”); (b) upon the DRCR Closing, DRCR would function as an operating subsidiary of the Company, and the Company would consolidate the financial results and information of DRCR with its own; (c) the Company had obtained an opinion of a financial advisor to the board of directors of the Company to the effect that, as of the date of such opinion, and based on and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the DRCR Transactions were fair, from a financial point of view, to the stockholders of the Company, and had provided a copy of the written opinion to DRCR, solely for informational purposes; and (d) subsequent to the DRCR Closing, subject to receipt of any necessary stockholder, regulatory, and stock exchange consents or approvals, the Company would acquire the remaining outstanding equity ownership of the Company through a merger of DRCR into the Company or a wholly-owned subsidiary of the Company (the “DRCR Merger”).

The DRCR Purchase Agreement provided that the consummation of the DRCR Transactions was subject to the satisfaction or waiver of certain conditions to the DRCR Closing. The conditions to the DRCR Closing included the condition that the parties to the DRCR Purchase Agreement obtain all approvals required for the initial listing of the Company’s common stock on The Nasdaq Stock Market LLC (“Nasdaq”) and the transfer of the Company’s listing from the NYSE American to Nasdaq (the “Nasdaq Listing Requirement”).

The DRCR Purchase Agreement provided that the Company was required to seek to raise, with DRCR’s assistance, at least $2.0 million of funding through a private placement or public offering of its securities (the “Company Financing”) as soon as possible after the date of the DRCR Purchase Agreement. The net proceeds of the Company Financing were required to be equally split between the Company and DRCR, and each of them was required to use such proceeds for its operations and, in the case of the Company, to pay down its indebtedness and other liabilities such that there would be no material liabilities of the Company remaining at the time of the Preferred Stock Conversion. In order to split the net proceeds of the Company Financing as described above, the Company was required to make loans of one-half of the net proceeds (or such lesser amount as agreed to by the Company, DRCR and the Sellers) to DRCR, which loans were required to be (i) forgiven upon the Preferred Stock Conversion or (ii) repaid if the DRCR Transactions were unwound in accordance with the terms of the DRCR Purchase Agreement or if the DRCR Purchase Agreement was otherwise terminated in accordance with its terms. The Company Financing did not include the offering of securities pursuant to an at the market offering under the Company’s Registration Statement on Form S-3 (SEC File No. 333-283559) filed with the SEC on December 2, 2024 and declared effective by the SEC on December 5, 2024 (the “Form S-3”) or any similar at the market offering, the proceeds of which were required to be used to pay down the Company’s indebtedness and other liabilities such that there will be no material liabilities of the Company remaining at the time of the Preferred Stock Conversion.

In addition, the DRCR Purchase Agreement contained a number of covenants that restricted the Company’s conduct prior to the termination of the DRCR Purchase Agreement or the occurrence of certain other events (the “Restricted Period”). These included the following: The Company could not, without the written consent of DRCR, which could not be unreasonably withheld: (a) Declare any dividends; (ii) adjust, split, combine or reclassify its capital stock (except as may be necessary to satisfy any applicable continued listing requirements of any stock exchange on which the Company’s common stock was listed or any initial listing requirements of any stock exchange to which the Company has applied for listing of the Company’s common stock); (b), redeem, purchase, or otherwise acquire its capital stock (except, in the case of the Company, with respect to the First May 2024 FF Warrant); (c) issue or sell its capital stock or securities convertible into its capital stock (other than pursuant to the exercise or conversion of convertible securities outstanding on the date of the DRCR Purchase Agreement, or, in the case of the Company, with respect to the At The Market Offering Agreement, dated December 2, 2024 (the “ATM Agreement”), by and between the Company and H.C. Wainwright & Co., LLC, as sales agent, and pursuant to the prospectus contained in the Form S-3); (d) enter into any contract with respect to the sale, voting, registration, or repurchase of capital stock (except, in the case of the Company, with respect to a Company Financing or the registration statement on Form S-4 that was required to be prepared and filed pursuant to the applicable terms and provisions of the DRCR Purchase Agreement; (e) incur more than $250,000 of indebtedness, subject to certain exceptions; (f) sell, lease, license, encumber, or dispose of any assets; (g) acquire material assets, properties, or business organizations; (h) enter into certain types of contracts; (i) make certain loans; (j) commence, settle, or take certain other actions with respect to legal actions pending before any governmental or regulatory body; (k) enter into transactions with any affiliate or stockholder that would reasonably be expected to materially delay or prevent the consummation of the DRCR Transactions or the DRCR Merger or that would be required to be described under Item 404 of Regulation S-K; or (l) increase or extend the compensation of any employees, directors, or officers or take certain other actions with respect to employees of the Company or DRCR.

The DRCR Purchase Agreement provided that it may be terminated by any of the parties at any time before the end of the Restricted Period, by written notice, if the DRCR Closing has not occurred on or before the 30th day following the Effective Date, except if the party seeking termination is in material breach of the DRCR Purchase Agreement and such breach proximately caused the failure to consummate the DRCR Transactions on or before the date of the termination (the “Termination Right”).

On March 4, 2025, the Company exercised the Termination Right and delivered a notice of such exercise to DRCR and the Sellers terminating the DRCR Purchase Agreement, effective as of March 4, 2025. The Company’s notice stated that the Company, in consultation with its legal counsel, had determined that the parties to the DRCR Purchase Agreement would not be able to satisfy or waive the Nasdaq Listing Requirement within the foreseeable future, and that the termination was effected in consequence of this determination.

The Company did not issue any securities under the DRCR Purchase Agreement prior to its termination.

Purchase Agreement with Helena Global Investment Opportunities 1 Ltd.

On July 21, 2025, the Company entered into a Purchase Agreement, dated as of July 21, 2025 (the “Helena Purchase Agreement”), between the Company and Helena Global Investment Opportunities 1 Ltd. (“Helena”). Under the Helena Purchase Agreement, the Company has the right, but not the obligation, to direct Helena to purchase up to $10 million (the “Helena Commitment Amount”) in shares of common stock, subject to the terms and conditions contained in the Helena Purchase Agreement (“Helena Purchase Shares”).

Pursuant to the Helena Purchase Agreement, the Company will be required to file a registration statement with the SEC registering the resale of Signing Day Sports common stock and any securities issued or issuable to Helena from time to time under the Helena Purchase Agreement (the “Helena Registrable Securities”) within 30 calendar days of the date of the Helena Purchase Agreement, and to have such registration statement be declared effective by the SEC within 90 calendar days of the date of the Helena Purchase Agreement. Under a Limited Waiver Agreement, dated as of August 18, 2025, between the Company and Helena (the “Limited Waiver Agreement”), Helena waived the filing deadline of such registration statement, provided that such registration statement has been filed by September 3, 2025. The Company must also file one or more additional registration statements for the resale of the Helena Registrable Securities if necessary.

During the term of the Helena Purchase Agreement, the Company may direct Helena to purchase a certain portion of the Helena Commitment Amount (“Helena Advance”) by delivering a notice (“Helena Advance Notice”) to Helena. The Company shall, in its sole discretion, select the amount of the Helena Advance requested by the Company in each Helena Advance Notice. However, each requested Helena Advance may not exceed the lesser of (i) 100% of the average of the Daily Value Traded (as defined in the Helena Purchase Agreement) of the common stock over the ten trading days immediately preceding a Helena Advance Notice, or (ii) $5,000,000, subject to modification by the parties’ mutual prior written consent.

If no Helena Advance Notice is pending settlement at the time that the Company issues a Helena Advance Notice, then the purchase price to be paid by Helena for the Helena Purchase Shares will be 98% of the lowest daily VWAP (as defined in the Helena Purchase Agreement) of the common stock during the three trading days commencing on the date of Helena’s receipt of the Helena Purchase Shares relating to such Helena Advance Notice. If a Helena Advance Notice is pending settlement at the time that the Company issues a Helena Advance Notice, then the purchase price to be paid by Helena for the Helena Purchase Shares will be 95% of the VWAP of the common stock on the same trading day that the Helena Advance Notice is received by Helena, or the next trading day in the event the Helena Advance Notice is received after 8:30 a.m. Eastern Time subject to the mutual written consent of the Company and Helena.

Each Helena Advance is subject to the following limitations: (1) The Company may not conduct a sale under the Helena Purchase Agreement to the extent that the effect would be the purchase and sale of an aggregate number of shares of common stock that would exceed 19.99% of the outstanding shares of common stock as of the date of the Helena Purchase Agreement (the “Helena Exchange Cap”), until the Company obtains the requisite stockholder approval for issuances in excess of the Helena Exchange Cap; (2) no Helena Advance may cause the aggregate number of shares of common stock beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act by Helena and its affiliates as a result of previous issuances and sales of shares of common stock to Helena under the Helena Purchase Agreement to exceed 4.99% of the then issued and outstanding shares of common stock; and (3) no Helena Advance may be in excess of the Helena Registrable Securities covered by an effective registration statement.

In consideration for Helena’s execution and delivery of the Helena Purchase Agreement, the Company issued 50,000 shares of common stock to Helena (the “Commitment Fee Shares”), having an aggregate value, as of July 21, 2025, of $97,000, within one business day of the date of the authorization of such issuance by the NYSE American. The Commitment Fee Shares were deemed fully earned on the date of the Helena Purchase Agreement. In addition, the Company will be responsible for up to $25,000 of Helena’s customary due diligence and legal fees in connection with the Helena Purchase Agreement.

The Company will be prohibited from conducting any Variable Rate Transaction (as defined in the Helena Purchase Agreement) from the date of the Helena Purchase Agreement to the earlier of the date that is (i) 12 months after the effective date of the initial registration statement covering the resale of the Helena Registrable Securities or (ii) two months after any termination of the Helena Purchase Agreement, subject to certain limited exceptions.

The term of the Helena Purchase Agreement began on the date of execution and ends on the earlier of (i) the first day of the month following the 36-month anniversary of the date of the Helena Purchase Agreement, (ii) the date on which Helena shall have made payment for Helena Advances equal to the Helena Commitment Amount, (iii) by the Company upon five trading days’ prior written notice to Helena, provided that there are no outstanding Helena Advance Notices, the Company has paid all amounts owed to Helena pursuant to the Helena Purchase Agreement, including the Commitment Fee Shares, or (iv) by mutual written consent.

The Helena Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

Pursuant to a Placement Agency Agreement, dated as of July 21, 2025 (the “Placement Agency Agreement”), between the Company and Maxim Group LLC (“Maxim Group”), Maxim Group is serving as the exclusive placement agent for the Company in connection with the transactions contemplated by the Helena Purchase Agreement. Pursuant to the Placement Agency Agreement, the Company will pay Maxim Group a cash fee equal to 3.5% of the gross proceeds received by the Company pursuant to the Helena Purchase Agreement. In addition, the Company shall reimburse Maxim Group for all travel and other out-of-pocket expenses incurred, including the reasonable fees, costs and disbursements of its legal counsel, in an amount not to exceed an aggregate of $50,000, provided that such limit shall be $25,000 in aggregate in the event that the Placement Agency Agreement is terminated prior to consummation of the transactions contemplated by the Helena Purchase Agreement.

Issuances of Securities for Professional or Consulting Services

July 2024 Issuance of Shares to Birddog Capital, LLC

Under the Consulting Agreement (the “Adams Consulting Agreement”), dated as of July 23, 2024, between the Company and Adams, Adams will provide certain consulting services to the Company on mergers, acquisitions, financing sources, public company and governance matters, building market awareness, and other duties as may reasonably be requested by the Company. In consideration for these services, the Company granted Adams 2,664 shares of common stock under the Signing Day Sports, Inc. 2022 Equity Incentive Plan, as amended (the “Plan”). In addition, the Adams Consulting Agreement initially provided that the Company will grant Adams 13,935  shares of common stock (the “Adams Deferred Shares”), as a private placement not subject to the terms of the Plan, subject to a Non-Plan Restricted Stock Award Agreement, dated as of July 23, 2024, between the Company and Adams, within one (1) business day of the date of the later of the authorization of the grant of the Adams Deferred Shares by (i) the NYSE American and (ii) the Company’s board of directors or its Compensation Committee. Under the Amendment No. 1 to Consulting Agreement, dated as of July 25, 2024, between the Company and Adams (the “Adams Consulting Agreement Amendment”), the Company agreed to grant Birddog Capital, LLC, a Nebraska limited liability company (“Birddog Capital”), an entity beneficially owned by Adams, 13,935  shares of common stock (the “Birddog Consulting Fee Shares”), as a private placement not subject to the terms of the Plan, subject to the Non-Plan Restricted Stock Award Agreement, dated as of July 25, 2024, between the Company and Birddog Capital, within one (1) business day of the date of the later of the authorization of the grant of the Birddog Consulting Fee Shares by (i) the NYSE American and (ii) the Company’s board of directors or its Compensation Committee. Pursuant to the terms of the Adams Consulting Agreement Amendment, the Company will not grant the Adams Deferred Shares.

February 2023 Issuance of BPLLC Shares to Bevilacqua PLLC Under February 2023 BPLLC Letter Agreement

Under the letter agreement, dated as of February 17, 2023 (the “February 2023 BPLLC Letter Agreement”), between the Company and Bevilacqua PLLC, the engagement agreement between the Company and Bevilacqua PLLC, dated July 20, 2022 (the “BPLLC Engagement Letter”), was amended and supplemented. The BPLLC Engagement Letter provides that Bevilacqua PLLC shall provide certain corporate and securities legal services and related terms and conditions. Under the February 2023 BPLLC Letter Agreement, in consideration for the deferral of the payment of $141,194.75 of a total of $166,194.75 owed by the Company to Bevilacqua PLLC for services rendered and all future fees for services until the sooner of the date that the Company consummated a proposed initial public offering or June 30, 2023, the Company issued Bevilacqua PLLC 313 shares of common stock and paid Bevilacqua PLLC $25,000.

July 2024 Issuance of BPLLC Warrant to Bevilacqua PLLC Under July 2024 BPLLC Letter Agreement

The letter agreement, dated as of July 15, 2024, between the Company and Bevilacqua PLLC (the “July 2024 BPLLC Letter Agreement”), amended and supplemented the BPLLC Engagement Letter, as amended and supplemented by the February 2023 BPLLC Letter Agreement. See “—February 2023 Issuance of BPLLC Shares to Bevilacqua PLLC Under February 2023 BPLLC Letter Agreement” immediately above. Under the July 2024 BPLLC Letter Agreement, the Company agreed that the Company was obligated to pay Bevilacqua PLLC $684,350.98 for services rendered to the Company through June 30, 2024 by Bevilacqua PLLC (the “Outstanding Fees”). The July 2024 BPLLC Letter Agreement provided that Bevilacqua PLLC agreed to defer payment of the Outstanding Fees until the earlier of either the closing of the Company’s next financing transaction or a business combination. The July 2024 BPLLC Letter Agreement provides that if a financing transaction results in proceeds of less than $2,000,000, the Company will pay Bevilacqua PLLC 20% of the net proceeds from such financing against the Outstanding Fees. If a financing transaction results in proceeds of more than $2,000,000, the Company will pay Bevilacqua PLLC the amount of the Outstanding Fees.

In addition, pursuant to the BPLLC Letter Agreement, in consideration for the deferring of the Outstanding Fees, on July 15, 2024, the Company issued Bevilacqua PLLC a pre-funded warrant to purchase 52,084 shares of the Company’s common stock (the “BPLLC Warrant”). The BPLLC Warrant had an exercise price of $0.48 per share and provided for piggyback registration rights with respect to the shares of common stock issuable upon exercise of the BPLLC Warrant. The BPLLC Warrant was subject to a limitation on beneficial ownership to 4.99% of the common stock that would be outstanding immediately after exercise. The BPLLC Warrant became exercisable on the date that the NYSE American authorized the issuance of shares pursuant to exercise of the BPLLC Warrant with respect to the number of shares authorized for such issuance, or the date that the Company was no longer listed on the NYSE American. On July 24, 2024, the NYSE American authorized the issuance of the shares of common stock issuable upon exercise of the BPLLC Warrant.

On September 3 and 10, 2024, the BPLLC Warrant was fully exercised.

Restricted Stock and Option Grants

The Company made the following grants of options to purchase common stock and restricted stock to employees, officers, and directors under the Plan prior to the filing of certain registration statements on Form S-8 with the SEC which registered the offer and sale, or reoffer and resale, of shares of common stock that are issuable or were issued under the Plan:

On September 28, 2022, Dennis Gile, a former Chief Executive Officer, President, Secretary, Chairman, and director of the Company, was granted options to purchase a total of 730 shares of common stock. The options were exercisable at $148.80 per share. The options were subject to certain vesting conditions. Effective March 19, 2023, Mr. Gile resigned from all positions as an officer or director of the Company. The options terminated unexercised as of June 19, 2023.

On September 28, 2022, David O’Hara, a former Chief Operating Officer and Secretary of the Company, was granted an option to purchase a total of 625 shares of common stock. The option was exercisable at $148.80 per share. The option was subject to certain vesting conditions. On March 1, 2024, Mr. O’Hara resigned from his position as Chief Operating Officer and terminated his employment as Chief Operating Officer and Secretary of the Company. The option terminated unexercised as of June 1, 2024.

On September 28, 2022, Daniel Nelson, the Chief Executive Officer and Chairman and a director of the Company, was granted options to purchase a total of 730 shares of common stock. The options may be exercised at $148.80 per share and will terminate on September 28, 2032.

On September 28, 2022, Noah (Jed) Smith, a former director of the Company, was granted an option to purchase 105 shares of common stock. The option was exercisable at $148.80 per share. Effective April 27, 2023, Mr. Smith resigned from his position as a director of the Company. The option terminated unexercised as of July 28, 2023.

On September 28, 2022, Clayton Adams, a former director of the Company, was granted options to purchase a total of 30,000 shares of common stock. The options were exercisable at $148.80 per share. The options were subject to certain vesting conditions. Effective April 27, 2023, Adams resigned from his position as a director of the Company. Under the terms of his option agreements, the portion of Adams’ stock options that had vested prior to Adams’ resignation, relating to 20,000 shares, terminated unexercised as of July 28, 2023.

On September 28, 2022, Glen Kim, a former director of the Company, was granted an option to purchase 105 shares of common stock. The option was exercisable at $148.80 per share. On February 12, 2024, Mr. Kim resigned from his position as a director of the Company. The option terminated unexercised as of May 12, 2024.

On September 28, 2022, Martin Lanphere, a former director of the Company, was granted an option to purchase 563 shares of common stock. The option was exercisable at $148.80 per share, subject to certain vesting conditions. Mr. Lanphere was also granted an option to purchase 63 shares of common stock for $120.00 per share on April 11, 2023. On December 19, 2023, Mr. Lanphere resigned from his position as a director of the Company. Mr. Lanphere’s options terminated unexercised on March 19, 2024.

On March 14, 2023, David O’Hara, a former Chief Operating Officer and Secretary of the Company, was granted 1,875 shares of restricted stock, subject to certain vesting conditions. On March 1, 2024, Mr. O’Hara resigned from his position as Chief Operating Officer and terminated his employment as Chief Operating Officer and Secretary of the Company. On the same date, the unvested portion of the restricted stock, consisting of 938 shares, was automatically forfeited.

On March 14, 2023, an option to purchase 13,800 shares of common stock was granted to an employee. The option was exercisable at $148.80 per share, subject to certain vesting conditions. On April 20, 2024, the employee resigned and terminated employment with the Company. The option terminated unexercised.

On March 14, 2023, Jeffry Hecklinski, an employee who was subsequently appointed as the President and a director of the Company, was granted an option to purchase 834 shares of common stock. The option is exercisable at $148.80 per share, subject to certain vesting conditions, and will terminate on March 14, 2023.

On April 5, 2023, Richard Symington, a former officer and director of the Company, was granted an option to purchase 2,084 shares of common stock. The option was exercisable at $120.00 per share, subject to certain vesting conditions. Mr. Symington previously resigned from each of his positions as an officer and director of the Company on May 26, 2023. Under a consulting agreement with Mr. Symington in which Mr. Symington agreed to provide certain services to the Company starting 14 days following the Company’s initial public offering, the Company agreed not to terminate the option pending the commencement of such services, subject to termination of the consulting agreement at any time. On November 22, 2023, the Company appointed Mr. Symington President and Chief Technology Officer and terminated the consulting agreement prior to such services being provided. Mr. Symington was elected as a director of the Company as of December 19, 2023. On February 22, 2024, Mr. Symington resigned from all positions and terminated his employment with the Company. The option terminated unexercised.

On April 19, 2023, Trent Whitehead, the Company’s former Secretary and Vice President of Human Resources, was granted an option to purchase 209 shares of common stock. The option could be exercised at $120.00 per share, subject to certain vesting conditions. On June 28, 2024, Mr. Whitehead resigned from his positions and terminated employment with the Company. The option terminated unexercised.

On April 19, 2023, a stock option to purchase 125 shares of common stock was granted to an employee. The option may be exercised at $120.00 per share, subject to certain vesting conditions, and will terminate on April 19, 2033.

On May 3, 2023, a stock option to purchase 1,042 shares of common stock was granted to an employee. The option could be exercised at $120.00 per share, subject to certain vesting conditions. The employee subsequently resigned from his position and terminated employment with the Company. The option terminated unexercised.

On May 3, 2023, a stock option to purchase 1,042 shares of common stock was granted to Craig Smith, an employee who was subsequently appointed as the Chief Operating Officer and Secretary of the Company. The option may be exercised at $120.00 per share, subject to certain vesting conditions, and will terminate on May 3, 2033.

On May 9, 2023, Greg Economou, a director of the Company, was granted an option to purchase 500 shares of common stock. The option may be exercised at $120.00 per share, subject to certain vesting conditions, and will terminate on May 9, 2033.

The foregoing grants of options to purchase common stock and grants of restricted stock were made in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act for the offer and sale of securities not involving a public offering and/or Rule 701 under the Securities Act for the offer and sale of securities pursuant to a written compensatory plan or written contract relating to compensation.

Service Provider Agreements

Under agreements entered into with certain service providers effective as of November 28, 2022, in exchange for services, we agreed to issue the number of shares of common stock equal to the number of shares derived by dividing the total of $53,500 by the public offering price of the securities in the initial public offering to the service providers upon the completion of the Company’s initial public offering, if completed by November 15, 2023; otherwise we agreed to issue the number of shares of common stock derived by divided $53,500 by the Fair Market Value (as defined in the agreements) of the common stock. Pursuant to the agreements, each service provider was also required to enter into related restricted stock award agreements and an accredited investor questionnaire prior to the issuances of shares of common stock.

On November 16, 2023, in connection with the closing of the Company’s initial public offering, the Company issued an aggregate of 204 shares of common stock to two service providers under the agreements with such service providers. As the final price of the initial public offering was determined to be $240.00 per share on November 13, 2023, the Company determined that the initial public offering had been completed as of November 15, 2023 for purposes of such service provider agreements. The shares of common stock were issued in exchange for services and no cash payments.

Each of the service providers entered into a restricted stock award agreement with the Company which provided that the service provider will not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any of the granted shares without the prior written consent of the Company or its managing underwriter, for up to 12 months following the initial public offering plus such additional period as may reasonably be requested by the Company or such underwriter to accommodate regulatory restrictions.

General

Unless otherwise stated above, the sales of securities described above were made or will be made in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D thereunder for the offer and sale of securities not involving a public offering.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
2.1	Business Combination Agreement, dated as of May 27, 2025, among Signing Day Sports, Inc., BlockchAIn Digital Infrastructure, Inc., One Blockchain LLC, BCDI Merger Sub I Inc., and BCDI Merger Sub II LLC* (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on May 28, 2025)
3.1	Second Amended and Restated Certificate of Incorporation of Signing Day Sports, Inc. (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed on March 29, 2024)
3.2	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Signing Day Sports, Inc. filed with the Secretary of State of the State of Delaware on November 14, 2024 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on November 18, 2024)
3.3	Second Amended and Restated Bylaws of Signing Day Sports, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed on May 15, 2023)
3.4	Amendment No. 1 to the Second Amended and Restated Bylaws of Signing Day Sports, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on December 8, 2023)
4.1	Representative’s Warrant issued to Boustead Securities, LLC, dated November 16, 2023 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on November 17, 2023)
4.2	Warrant to Purchase Common Stock issued to Boustead Securities, LLC, dated as of December 23, 2021 (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.3	Form of 8% Unsecured Promissory Note (incorporated by reference to Exhibit 4.8 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.4	Form of Warrant to Purchase Equity Securities issued with 8% Convertible Unsecured Note (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-1 filed on May 15, 2023)
4.5	Form of Warrants to Purchase Common Stock issued to Boustead Securities, LLC, as placement agent for purchases pursuant to Common Stock Purchase Agreement, dated January 5, 2024, between Signing Day Sports, Inc. and Tumim Stone Capital LLC (incorporated by reference to Exhibit 4.18 to the Annual Report on Form 10-K filed on March 29, 2024)
4.6	Form of Warrant to Purchase Common Stock issued to Boustead Securities, LLC, dated as of May 20, 2024 (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K/A filed on May 21, 2024)

4.7	Warrant to Purchase Common Stock issued to Boustead Securities, LLC, dated as of July 25, 2024 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on July 26, 2024)
5.1**	Opinion of Bevilacqua PLLC
10.1†	Independent Director Agreement, dated as of April 19, 2023, between Signing Day Sports, Inc. and Glen Kim (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K filed on April 11, 2025)
10.2†	Amended and Restated Independent Director Agreement, dated as of April 19, 2023, between Signing Day Sports, Inc. and Roger Mason Jr. (incorporated by reference to Exhibit 10.2 to the Annual Report on Form 10-K filed on April 11, 2025)
10.3†	Independent Director Agreement, dated as of May 9, 2023, between Signing Day Sports, Inc. and Greg Economou (incorporated by reference to Exhibit 10.3 to the Annual Report on Form 10-K filed on April 11, 2025)
10.4†	Independent Director Agreement, dated as of February 12, 2024, between Signing Day Sports, Inc. and Peter Borish (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K filed on April 11, 2025)
10.5	Order for Services between Signing Day Sports, Inc. and Paycor Services, dated May 23, 2022 (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.6	Standard Form Office Lease, dated November 1, 2022, and Addendum to Lease, executed November 2, 2022, between M4 Perimeter, LLC and Signing Day Sports, Inc. (incorporated by reference to Exhibit 10.49 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.7†	Form of Indemnification Agreement between Signing Day Sports, Inc. and each executive officer or director (incorporated by reference to Exhibit 10.52 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.8†	Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 19, 2024)
10.9†	Form of Stock Option Agreement for Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registration Statement on Form S-8 filed on September 25, 2024)
10.10†	Form of Restricted Stock Award Agreement for Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 filed on September 25, 2024)
10.11†	Form of Restricted Stock Unit Award Agreement for Signing Day Sports, Inc. Amended and Restated 2022 Equity Incentive Plan (incorporated by reference to Exhibit 99.4 to the Registration Statement on Form S-8 filed on September 25, 2024)
10.12	First Amendment to Lease, dated April 1, 2023, between M4 PERIMETER, LLC and Signing Day Sports, Inc. (incorporated by reference to Exhibit 10.60 to the Registration Statement on Form S-1 filed on May 15, 2023)
10.13	Employee Confidential Information and Inventions Assignment Agreement, dated April 3, 2023, between Signing Day Sports, Inc. and David O’Hara (incorporated by reference to Exhibit 10.61 to the Registration Statement on Form S-1 filed on May 15, 2023)

10.14	Employee Confidential Information and Inventions Assignment Agreement, dated November 27, 2023, between Signing Day Sports, Inc. and Richard Symington (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on November 29, 2023)
10.15	Employee Confidential Information and Inventions Assignment Agreement, dated November 22, 2023, between Signing Day Sports, Inc. and Daniel Nelson (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on November 29, 2023)
10.16†	Amended and Restated Executive Employment Agreement, dated as of March 1, 2024, between Signing Day Sports, Inc. and Daniel Nelson (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 6, 2024)
10.17†	Amendment No. 1 to Executive Employment Agreement, dated as of July 9, 2024, between the Signing Day Sports, Inc. and Daniel Nelson (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 10, 2024)
10.18†	Executive Employment Agreement, dated as of April 23, 2024, between Signing Day Sports, Inc. and Craig Smith (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 26, 2024)
10.19†	Amendment No. 1 to Executive Employment Agreement, dated as of July 9, 2024, between Signing Day Sports, Inc. and Craig Smith (incorporated by reference to Exhibit 10.9 to the Quarterly Report on Form 10-Q filed on August 19, 2024)
10.20	Employee Confidential Information and Inventions Assignment Agreement, dated as of April 23, 2024, between Signing Day Sports, Inc. and Craig Smith (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on April 26, 2024)
10.21†	Executive Employment Agreement, dated as of April 9, 2024, between Signing Day Sports, Inc. and Jeffry Hecklinski (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on April 11, 2024)
10.22†	Amendment No. 1 to Executive Employment Agreement, dated as of July 9, 2024, between Signing Day Sports, Inc. and Jeffry Hecklinski (incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q filed on August 19, 2024)
10.23	Employee Confidential Information and Inventions Assignment Agreement, dated March 9, 2023, between Signing Day Sports, Inc. and Jeffry Hecklinski (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on April 11, 2024)
10.24	Employee Confidential Information and Inventions Assignment Agreement, dated February 6, 2024, between Signing Day Sports, Inc. and Trent Whitehead (incorporated by reference to Exhibit 10.13 to the Quarterly Report on Form 10-Q filed on May 15, 2024)
10.25†	Executive Employment Agreement, dated as of February 4, 2025, between Signing Day Sports, Inc. and Damon Rich (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on February 4, 2025)
10.26	Employee Confidential Information and Inventions Assignment Agreement, effective February 4, 2025, between Signing Day Sports, Inc. and Damon Rich (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on February 4, 2025)
10.27	Letter Agreement, dated as of July 15, 2024, between Bevilacqua PLLC and Signing Day Sports, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 18, 2024)

10.28	Termination Agreement, dated September 18, 2024, between Signing Day Sports, Inc. and Boustead Securities, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on September 19, 2024)
10.29	Letter Agreement, dated as of October 15, 2024, between Signing Day Sports, Inc. and Boustead Securities, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 15, 2024)
10.30	At The Market Offering Agreement, dated as of December 2, 2024, between Signing Day Sports, Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.3 to the Registration Statement on Form S-3 filed on December 2, 2024)
10.31	Voting and Support Agreement, dated as of May 27, 2025, among Blockchain Digital Infrastructure, Inc., Signing Day Sports, Inc. and certain stockholders of Signing Day Sports, Inc., dated as of May 27, 2025* (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 28, 2025)
10.32	Purchase Agreement, dated as of July 21, 2025, between Signing Day Sports, Inc. and Helena Global Investment Opportunities 1 Ltd. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 22, 2025)
10.33	Placement Agency Agreement, dated as of July 21, 2025, between Signing Day Sports, Inc. and Maxim Group LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 22, 2025)
10.34	Amended and Restated Sponsorship Agreement, dated as of July 31, 2025, between Goat Farm Sports, LLC and Signing Day Sports, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on July 31, 2025)
10.35	Limited Waiver Agreement, dated as of August 18, 2025, between Signing Day Sports, Inc. and Helena Global Investment Opportunities 1 Ltd. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K/A filed on August 29, 2025)
23.1**	Consent of BARTON CPA PLLC as to its audit report relating to the financial statements of Signing Day Sports, Inc.
23.2**	Consent of Berkowitz Pollack Brant Advisors + CPAs as to its audit report and review report relating to the financial statements of One Blockchain LLC (formerly known as BV Power Alpha LLC)
23.3**	Consent of Bevilacqua PLLC (included in Exhibit 5.1 hereto)
24.1	Power of Attorney (included on the signature page to previously filed registration statement)
107**	Calculation of Filing Fee Table

*	Annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted annexes, schedules and exhibits upon request by the SEC.
**	Filed herewith.
†	Indicates executive compensation plan or arrangement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that: paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement;

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(iii)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on September 25, 2025.

Signing Day Sports, Inc.

By:	/s/ Daniel Nelson
Daniel Nelson
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel Nelson	Chief Executive Officer (principal executive officer),	September 25, 2025
Daniel Nelson	Chairman, and Director

/s/ Damon Rich	Chief Financial Officer (principal financial officer )	September 25, 2025
Damon Rich	and principal accounting officer

*	President and Director	September 25, 2025
Jeffry Hecklinski

*	Director	September 25, 2025
Greg Economou

*	Director	September 25, 2025
Roger Mason Jr.

*	Director	September 25, 2025
Peter Borish

* By:	/s/ Daniel Nelson
Daniel Nelson
Attorney-In-Fact